Filed Pursuant to Rule 424(b)(3)
Registration No. 333-167090

PROSPECTUS

ASIA CARBON INDUSTRIES, INC.

 9,202,884 Shares of Common Stock

Offered by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 9,202,884 shares of our common stock, par value $.001 per share.  The common stock has already been issued to the selling stockholders in three private placement transactions which closed on February 10, April 30, and May 3, 2010 that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.

We have set an offering price for these securities at $1.50 per share of common stock offered through this prospectus. The $1.50 per share offering price of our common stock was determined based on the price per share of our common stock in our most recent private placement transaction, which was consummated on May 3, 2010. Under the May 3, 2010 private placement, the $1.50 per share price was based on negotiations between the Company and the investors. We are registering the shares on behalf of the selling stockholders. The selling stockholders will sell their shares of our common stock at a price of $1.50 per share until shares of our common stock are quoted on the Over-The-Counter (OTC) Bulletin Board, or listed for trading or quoted on any other public market, and thereafter, from time to time, at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $34,964.25), but the selling stockholders will pay all of their selling commissions, brokerage fees and related expenses.

Our common stock is not currently quoted on any exchange or inter-dealer market. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

The shares are being offered by the selling stockholders in anticipation of the development of a secondary trading market in our common stock.

Investing in our common stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page6 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2010

Until _____________, 2010 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

When used in this prospectus, the terms:

●	“Asia Carbon,” the "Company," "we," "our" and "us" refers to Asia Carbon Industries, Inc., a Maryland company.

●	"Liteweisi" refers to our wholly owned subsidiary, Jinzheng Liteweisi Carbon (Taiyuan) Ltd., a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the People’s Republic of China.

●	"Hongxing" refers to our variable interest entity, Taiyuan Hong Xing Carbon Black, Ltd., a Chinese company that has entered into a series of agreements with Liteweisi that:

●	give Liteweisi control over the board of directors, officers, operations and finances of Hongxing (see “Description of Business - Corporate History” beginning on page 41 of this prospectus).

●	permit Hongxing to be treated as a subsidiary of Liteweisi under the laws of the People’s Republic of China (see “Description of Business - Corporate History” beginning on page 41 of this prospectus).

●	allow us to consolidate Hongxing’s financial statements under GAAP (see “Description of Business - Corporate History” beginning on page 41 of this prospectus).

●	“Hongxing Shareholders” refers to the shareholders of Hongxing who are also the shareholders of Asia Carbon.

●	"Yuan" or "RMB" refer to the Chinese yuan (also known as the Renminbi). According to the currency website xe.com, as of June 29, 2010, $1 = 6.79870 yuan.

●	"PRC" or "China" refers to the People's Republic of China.

●
"OTC Bulletin Board" or the "OTCBB" refers to the Over-the-Counter Bulletin Board, an electronic quotation system for equity securities overseen by the Financial Industry Regulatory Authority (formerly the National Association of Securities Dealers), which is accessible through its website at www.otcbb.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) projected sales, profitability, and cash flows, (b) growth strategies, (c) anticipated trends, (d) future financing plans and (e) anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of the forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Contents from our website, www.asiacarbonindustries.com, are not part of this prospectus.

THE COMPANY

Business Overview

We are a holding company that, through our wholly-owned subsidiary Liteweisi and our variable interest entity ("VIE") Hongxing, manufactures in the PRC a series of high quality carbon black products under the brand name “Great Double Star”.

Based on the Annual Report of Carbon Black in China in 2009 published by the China Carbon Black Association, one of the only national organizations in the carbon black industry in China whose mandate is to assist the government to supervise the industry, conduct industry research and statistics, and whose data are widely used and regarded as authoritative, we believe that we are one of the top ten carbon black producers in Shanxi Province in China and have established relationships with a high-profile customer base.  The following table from the Annual Report of Carbon Black in China 2009 sets forth the annual output of carbon black manufacturers:

Company	Annual Production (tons)
Shanxi Zhixin Chemicals Co., Ltd.	85,000
Shanxi Yongdong Chemicals Co., Ltd.	80,000
Shanxi Coking Co., Ltd.	80,000
Shanxi Hongte Coal Chemicals Co., Ltd.	60,000
Shanxi Yuanzheng Chemicals. Col., Ltd.	60,000
Shanxi Black Horse Carbon Black Co., Ltd.	60,000
Shanxi Hengda Chemicals Co., Ltd.	60,000
Shanxi Gaobai Sanqiang Carbon Black Co., Ltd.	50,000

Further, based on our own research and market knowledge, there are presently seven carbon black manufactures in the Shanxi Province with an annual output of over 60,000 tons. When the upgrading of our wet production line is completed, we believe that we will become the fourth largest carbon black manufacturer in Shanxi Province, with an output of 61,000 tons.

Carbon black is a deep black powder with a number of applications. Derived from the controlled combustion of coal tar or residual oil feedstock, carbon black’s desirable chemical properties make it a critical raw material for many industries.  It is widely used within the rubber industry as reinforcing filler; the paint and coating industry use carbon black as a coloring agent and it is used in batteries as a conductive agent.  Carbon black is used predominately by the automotive tire industry, where it can improve rubber’s strength, wear resistance, and life span, and thus lower the overall cost of tire products.

We manufacture carbon black primarily through dry method production. We currently have four dry method production lines and one of them is in the process of being converted into a wet method production line. A wet method production line will enable us to produce better quality, lower cost, and more environmentally friendly carbon black.

Our principal executive offices are located at 110 Wall Street, 11th Floor, New York, New York 10005 and our telephone number at this address is (646) 623-6999.

Corporate History

Asia Carbon was incorporated in the State of Maryland on June 23, 2008.

On November 10, 2008, we formed Jinzheng Liteweisi Carbon (Taiyuan) Ltd. (“Liteweisi”), a limited liability company organized under the laws of the PRC, as our wholly-owned subsidiary (commonly termed as “WOFE” under PRC law).

Under the laws of the PRC, certain restrictions are placed on round trip investments, which are defined under PRC law as an acquisition of a PRC entity by an offshore special purpose vehicle owned by one or more PRC residents. To comply with these restrictions, on December 29, 2009, we, through Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and the shareholders of Hongxing, Guoyun Yan and Chunde Meng (the “Hongxing Shareholders”).    Asia Carbon issued 32,615,455 restricted shares of its common stock to Karen Prudente, nominee and trustee for the Hongxing Shareholders, for Hongxing and the Hongxing Shareholders entering into the VIE Agreements. Karen Prudente’s role with respect to the restricted shares held by the Hongxing Shareholders is to manage the trust of the Hongxing Shareholders. These restricted shares issued to Karen Prudente were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933, as amended, on the basis that they were issued under circumstances not involving a public offering. As a result of the aforementioned transaction, the Hongxing Shareholders obtained control of the Company.

Generally, we provide Hongxing with technology consulting and management services pursuant to the VIE Agreements, the material terms which are as follows:

•
Entrusted Management Agreement – pursuant to this agreement entered into by and among the Hongxing Shareholders, Hongxing, and Liteweisi, the Hongxing Shareholders and Hongxing entrust the management of Hongxing to Liteweisi until (a) the winding up of Hongxing, (b) the termination date of the agreement as determined by the parties, or (c) the date on which Liteweisi acquires Hongxing. During the term, Liteweisi is fully and exclusively responsible for the management of Hongxing. In consideration of such services, the Hongxing Shareholders and Hongxing will pay a fee to Liteweisi as set forth in the agreement.

•
Exclusive Option Agreement – pursuant to this agreement entered into by and among Liteweisi, the Hongxing Shareholders, and Hongxing, the Hongxing Shareholders grant Liteweisi an irrevocable exclusive purchase option to purchase all or part of the shares of Hongxing, currently owned by any of the Hongxing Shareholders. Further, Hongxing grants Liteweisi an irrevocable exclusive purchase option to purchase all or part of the assets and business of Hongxing. Liteweisi and the Hongxing Shareholders will enter into relevant agreements regarding the price of acquisition based on the circumstances of the exercise of the option, and the consideration shall be refunded to Liteweisi or Hongxing at no consideration in an appropriate manner decided by Liteweisi. Upon the exercise of the option, Liteweisi will be subject to non-competition restrictions as set forth in the agreement.

•
Exclusive Purchase Agreement – pursuant to this agreement entered into by and among Liteweisi and Hongxing, Hongxing grants to Liteweisi the sole and exclusive right of purchasing all the products produced and manufactured by Hongxing at a price which is equal to the total cost of the products subject to adjustments by the parties’ mutual written agreement.

•
Pledge of Equity Agreement – pursuant to this agreement entered into by and among the Hongxing Shareholders (as Pledgors), and Liteweisi (as Pledgee), the equity interest of the Hongxing Shareholders is pledged to guarantee all of the rights and interest Liteweisi is entitled to under the Entrusted Management Agreement, the Exclusive Option Agreement, and the Shareholders’ Voting Proxy Agreement. The Hongxing Shareholders pledge, by way of a first priority pledge, all of its rights, title and interest in (i) 100% of the equity interest in Hongxing, (ii) 100% of the registered capital of Hongxing, (iii) all investment certificates and other documents in respect of the registered capital of Hongxing, (iv) all money, dividends, interest and benefits at any time arising in respect of all the equity interest and registered capital of Hongxing, and (v) all voting rights and all other rights and benefits attaching to or accruing to the equity interest of the registered capital of Hongxing to Liteweisi.

•
Shareholders’ Voting Proxy Agreement – pursuant to this agreement entered into by and among the Hongxing Shareholders and Liteweisi, the Hongxing Shareholders irrevocably appoint the persons designated by Liteweisi with the exclusive right to exercise, on their behalf, all of their voting rights of Hongxing. The persons designated by Liteweisi shall be the full board of directors of Liteweisi.

Through the VIE Agreements , we have the ability to substantially influence Hongxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of the VIE Agreements, which enable us to control Hongxing and operate our business in the PRC through Hongxing, we are considered the primary beneficiary of Hongxing.

Although we have no equity ownership interest in Hongxing, we are entitled to receive all the profits of Hongxing, and we are obligated to pay all of its debts.

As a result of the foregoing, we are allowed to consolidate the financial statements of Hongxing under GAAP. When we sell our equity or borrow funds we expect the proceeds will be forwarded to Hongxing and accounted for as a loan to Hongxing and eliminated during consolidation. We may also use the proceeds to repurchase our capital stock or for our corporate overhead expenses. If we borrow funds we expect to be the primary obligor on any debt.

Corporate Structure

The following diagram sets forth the current corporate structure of the Company:

Summary Financial Information

Sales for the year ended December 31, 2009 totaled $20,648,686, a decrease of $3,884,783, or 15.83% compared to the sale of $24,533,469 for the year ended December 31, 2008.  The decrease in sales was attributable to the sluggish demand resulted from financial crisis worldwide.  Our most affected product was N220. The sales of N220 dropped to $7,035,766 in 2009 from $10,976,222 in 2008, a decrease of 35.90%. N220, hard carbon black, is primarily used in the manufacturing of automobile tires. Net income totaled $2,985,848 in 2009, an increase of $410,938, or 16%, as compared to the net income of $2,574,910 in 2008. The increase of net income was attributable primarily to the improved gross profit rate and reduced operating expenses aforementioned.

THE OFFERING

Offering By Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 9,202,884 shares of our common stock.

The common stock has already been issued to the selling stockholders through a series of private placement transactions which closed on February 10, April 30 and May 3 2010 that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. No shares are being offered for sale by the Company.

The Company	Asia Carbon Industries, Inc.

Selling stockholders
The selling stockholders named in this prospectus are existing stockholders of our Company who purchased shares of our Common Stock from us in the private placement transactions consummated on February 10, April 30 and May 3, 2010.  The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. See “Selling Stockholders.”

Capitalization
Common Stock, par value $0.001 per share
100,000,000 authorized
50,608,087 issued and outstanding as of October 14, 2010
5,000,000 shares of Series A Preferred Stock, $0.001 par value, authorized, none of which are issued and outstanding as of October 14, 2010

5,000,000 shares of Blank Check Preferred Stock, $0.001 par value, authorized, none of which are issued and outstanding as of October 14, 2010

Common stock outstanding prior to offering	50,608,087
Common stock offered by the Company	0
Common Stock to be outstanding after the offering	50,608,087
Total shares of common stock offered by selling stockholders	9,202,884
Common stock to be outstanding after the offering	50,608,087
Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Industry

Below are some Risk Factors that may be pertinent to the Company:

Negative or uncertain worldwide economic conditions may adversely impact our business.

Our operations and performance are materially affected by worldwide economic conditions, which deteriorated significantly during fiscal 2009. Market turmoil and tightened credit availability generally reduced consumer confidence, increased difficulty in collecting accounts receivable, increased pricing pressure on products and services, and led to widespread reduction of global business activity. Uncertainty about current global economic conditions has resulted in decreased consumer spending and a significant decline in sales in the automotive, electronics and construction industries worldwide. Continued weakness in worldwide economic conditions could have a material adverse effect on our financial condition and cash flows.

Changes in supply-demand balance in the regions and the industries in which we operate may adversely affect our financial results.

Our key customers continue to shift their manufacturing capacity from mature markets such as North America and Western Europe to emerging regions such as Asia, South America and Eastern Europe. Although we are responding to meet these market demand conditions, we cannot be certain that we will be successful expanding capacity in emerging regions (which depends in part on economic and political conditions in these regions and, in some cases, on our ability to acquire or form strategic business alliances) or in reducing capacity in mature regions commensurate with industry demand. Similarly, demand for our customers’ products and our competitors’ reactions to market conditions could affect our financial results.

In addition, our products are sensitive to changes in industry capacity utilization. As a result, pricing tends to decrease when capacity utilization in these businesses decreases, which could affect our financial performance.

Our cost saving initiatives may not achieve the results we anticipate.

We have undertaken and will continue to undertake cost reduction initiatives to optimize our asset base, improve operating efficiencies and generate cost savings. The success of these activities is not predictable and we cannot be certain that we will be able to complete these initiatives as planned or that the estimated operating efficiencies or cost savings from such activities will be fully realized or maintained over time.

Volatility in the price of raw materials or their reduced availability could decrease our margins.

Our manufacturing processes consume significant amounts of energy and raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond our control. Dramatic increases in such costs or decreases in the availability of raw materials at acceptable costs could have an adverse effect on our results of operations. For example, the key raw materials required for carbon black production is coal tar. Any increase in the price of these raw materials will affect the price at which we can sell our product. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

Similarly, movements in the market price for crude oil typically affect carbon black feedstock costs. Significant movements in the market price for crude oil tend to create volatility in our carbon black feedstock costs, which can affect our working capital and results of operations. Although some of our annual carbon black supply contracts provide a price adjustment to account for changes in feedstock costs, there is a lag between the time when we incur feedstock costs and the time when prices are adjusted under some of these contracts. Accordingly, we may not be able to pass increased costs along to our customers when they occur, which can have a significant negative impact on results of operations and cash flows in a given quarter. We have reduced the time lag in many of our long-term contracts as they have come up for renewal, but we may not be successful in reducing the time lag in some or all of the remainder of these contracts as they come up for renewal in the future. In addition, it is possible that a supply contract with a price adjustment mechanism could expire by its terms before we are able to recapture fully our raw material cost increases. We attempt to offset the effects of increases in raw material costs through selling price increases in our non-contract sales, productivity improvements and cost reduction efforts. Success in offsetting increased raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the segment served. Such increases may not be accepted by our customers, may not be sufficient to compensate for increased raw material and energy costs or may decrease demand for our products and our volume of sales. If we are not able to fully offset the effects of increased raw material or energy costs, it could have a significant impact on our financial results.

We depend on a group of key customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

Our success in strengthening relationships and growing business with our largest customers and retaining their business over extended time periods could affect our future results. We have a total of 12 customers in China, virtually all in the tire industry that together represent a significant portion of our total net sales and operating revenues. In fiscal 2009, sales to our three largest customers accounted for approximately 75% of our consolidated revenues. If one or more of our major customers were to become unable or unwilling to continue purchasing its products in the scale of their recent purchases, our revenue and competitive position could be harmed. Moreover, the loss of any of our important customers, or a reduction in volumes sold to them because of a work stoppage or other disruption, could adversely affect our results of operations until such business is replaced or the disruption ends. Any deterioration of the financial condition of any of our customers or the industries they serve that impairs our customers’ ability to make payments to us also could increase our uncollectible receivables and could affect our future results and financial condition.

Our operations involve the handling of hazardous and, in some instances, radioactive materials, and we are subject to extensive safety, health and environmental requirements, which could increase our costs and/or reduce our revenues.

Our ongoing operations are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, health and environmental matters (“SH&E Requirements”), many of which provide for substantial monetary fines and criminal sanctions for violations. These SH&E Requirements include requirements to obtain and comply with various environmental-related permits including achievement of construction commencement approvals and completion examination approvals for each of our production lines, and pollution emission permit for the disposal of waste gases, waste water, waste dust and other waste materials. We have not obtained all necessary construction commencement approvals and completion examination approvals for our production lines, but we are now in the process of obtaining such requisite environmental approvals. Failure to obtain such environmental-related approvals may subject us to fines or disrupt our operations and construction, which may materially and adversely affect our business, results of operations and financial condition. Moreover, future SH&E Requirements may be enacted to create more severe liabilities under the SH&E Requirements with respect to our other facilities, operations, or products.

Although we have not suffered from material environmental, health or safety fines or other sanctions from the relevant governmental authorities in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, and cessation of our operations or even criminal sanctions. The suspension of production and cessation of our operations could affect our earnings in a materially adverse manner. The enacting of new regulations could also require us to acquire costly equipment which may incur other significant expenses.

In addition, the operation of a chemical manufacturing business as well as the sale and distribution of chemical products involves safety, health and environmental risks. For example, the production and/or processing of carbon black, fumed metal oxides, tantalum, niobium, aerogel and other chemicals involve the handling, transportation, manufacture or use of certain substances or components that may be considered toxic or hazardous within the meaning of applicable SH&E Requirements. The processing of tantalum ore also involves radioactive substances. The transportation of chemical products and other activities associated with the manufacturing process have the potential to cause environmental or other damage as well as injury or death to employees or third parties. We could incur significant expenditures in connection with such operational risks.

Plant capacity expansions may be delayed and not achieve the expected benefits.

Our ability to complete capacity expansions as planned may be delayed or interrupted by the need to obtain environmental and other regulatory approvals, availability of labor and materials, unforeseen hazards such as weather conditions, and other risks customarily associated with construction projects. Moreover, capacity expansion in our Rubber Blacks, Performance Products and Fumed Metal Oxides Businesses could have a negative impact on the financial performance of these businesses until capacity utilization is sufficient to absorb the incremental costs associated with the expansion.

We may be required to write off certain assets if our assumptions about future sales and profitability prove incorrect.

In our analysis of the recoverability of certain assets, namely inventory, property, plant and equipment, investments, intangible assets and deferred tax assets, we have made assumptions about future sales (pricing, volume and region of sale), costs, cash generation and the ultimate profitability of the business and/or tax jurisdiction. These assumptions were based on management’s best estimates and if the actual results differ significantly from these assumptions due to market conditions, we may not be able to realize the value of the assets recorded as of December 31, 2009, which could lead to a write-off of certain of these assets in the future.

Regulations requiring a reduction of greenhouse gas emissions will impact the carbon black industry, including us.

Carbon dioxide is emitted in the carbon black manufacturing process. Currently, there are no PRC laws or regulations regarding Carbon dioxide emission. According to the Aire Prevention and Treatment Law of PRC and other emission standards of air pollutants, emission of sulfur dioxide is strictly controlled. The PRC joins international treaties to control Carbon dioxide emission.

Currently, there are no requirements under PRC law to purchase emission credits for Carbon dioxide emission. Instead, the Company is required to apply for pollution emission permits, which do not contain requirements for Carbon dioxide. There may be future requirements under PRC law to purchase emission credits, and there are also ongoing discussions in other regions and countries, including the United States, Canada, China and Brazil regarding greenhouse gas emission reporting and reduction programs, but those programs have not yet been defined and their potential impact on our manufacturing operations or financial results cannot be estimated at this time.

We may be subject to information technology system failures, network disruptions and breaches in data security.

Information technology system failures, network disruptions and breaches of data security could disrupt our operations by impeding our processing of transactions, our ability to protect customer or company information and our financial reporting. Our computer systems, including our back-up systems, could be damaged or interrupted by power outages, computer and telecommunications failures, computer viruses, internal or external security breaches, catastrophic events such as fires, earthquakes, tornadoes and hurricanes, and/or errors by our employees. Although we have taken steps to address these concerns by implementing sophisticated network security and internal control measures, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition and results of operations.

The trend towards environmental protection, energy efficiency and low carbon emissions could result in a large expenditure on our part.

The trend towards a “greener” environment and greater environmental protection may compel us to expend more money in equipment and processes to reduce pollution and emissions into the environment, especially if this is regulated by the PRC authorities.

Hongxing’s operating history may not serve as an adequate basis to judge Hongxing’s future prospects and results of operations.

Hongxing commenced its current line of business operations in 2003. As such, Hongxing’s operating history may not provide a meaningful basis on which to evaluate its business. We cannot assure you that Hongxing will maintain its profitability or that we will not incur net losses in the future. We expect that Hongxing’s operating expenses will increase as it expands. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	Raise adequate capital for expansion and operations;
•	Implement Hongxing’s business model and strategy and adapt and modify them as needed;
•	Increase awareness of Hongxing’s brands, protect its reputation and develop customer loyalty;
•	Manage Hongxing’s expanding operations and service offerings, including the integration of any future acquisitions;
•	Maintain adequate control of Shanxi Hongxing’s expenses;
•
Anticipate and adapt to changing conditions in the carbon black market in which Hongxing operates or the automotive tire industry and other markets in which Hongxing sells its products, as well as the impact of any changes in government regulations, mergers and acquisitions involving Hongxing’s competitors, technological developments and other significant competitive and market dynamics.

 If we are not successful in addressing any or all of these risks, Hongxing’s business may be materially and adversely affected.

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

At December 31, 2009 we had working capital of approximately $2,786,000. Our capital requirements in connection with the development of our business are significant. During the year ended December 31, 2009, we spent approximately $15,995,000 for the purchase of raw materials and $817,000 was used to purchase equipment.

To the extent that we require financing, the absence of an active public market for our common stock may make it difficult for us to raise additional equity capital if required for our present business or for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price, if there is one, and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.

The terms of any future financing may adversely affect your interest as stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in us. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of Hongxing's business more difficult because the lender's consent could be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in us.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete with other companies, many of whom are developing or can be expected to develop products similar to us. Many of our competitors are more established, and have significantly greater financial, technical, marketing and other resources than it presently possess. Some of our competitors have international name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and continue to experience, rapid growth in our operations, which have placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

We, through our subsidiary Liteweisi or our VIE entity, Hongxing, may review acquisition and strategic investment prospects that we believe would complement the current product offerings of Hongxing, augment its market coverage or enhance its technical capabilities, or otherwise offer growth opportunities. From time to time we may review investments in new businesses and we, through our subsidiary Liteweisi or Hongxing, may  make investments in, and to acquire, businesses, products, or technologies in the future. We expect that when we raise funds from investors for any of these purposes we will be either the issuer or the primary obligor while the proceeds will be forwarded to Hongxing and accounted for as a loan to Hongxing and eliminated during consolidation. In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	assume contingent liabilities; or

•	expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our common stock. Moreover, even if, through our subsidiary Liteweisi or Hongxing, we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;

•	unanticipated costs associated with the acquisition or investment transaction;

•	the diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which Hongxing has no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we through our subsidiary Liteweisi or Hongxing will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future and our failure to do so could have a material adverse effect on our and/or Hongxing's business, operating results and financial condition.

We are responsible for the indemnification of our officers and directors.

Our certificate of incorporation provides for broad  indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Maryland. Our stockholders therefore will have only limited recourse against certain individuals.

Since we do not hold any indemnification insurance, these indemnification provisions could result in substantial expenditures, which we may be unable to recoup, which could adversely affect our business and financial conditions. Yao Guoyun, Chairman and Chief Executive Officer, Meng Chunde, Director and Chief Operating Officer, Xiaolong Zhou, Chief Financial Officer, Shi Lei, Deputy, Director and Vice President – Finance, Wang Jianjun, Director and Assistant Vice President – Finance, and Michael Segal, Director, are key personnel with rights to indemnification under our certificate of incorporation.

Potential unenforceability of civil liabilities and judgments.

Although we are incorporated under the laws of the state of Maryland,some of our officers and directors are residents of the PRC. Also, a substantial portion of our assets and the assets of these persons are located in the PRC. As a result, it may be difficult for our stockholders to effect service of process within the United States upon those officers or directors who are not residents of the United States or to realize in the United States upon a judgment of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

Because we have inadequate insurance coverage in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products.

We do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Our Chief Executive Officer and Chief Operating Officer control us through their position and stock ownership and their interests may differ from other stockholders.

On December 29, 2009, we issued 32,615,455 restricted shares of our common stock, par value $0.001 to Karen Prudente, nominee and trustee for Guoyun Yao, our CEO and Chairman, and Chunde Meng, our Chief Operating Officer,  in consideration for Ms. Yao and Mr. Meng entering into the VIE Agreements. As such, Ms. Prudente has the right to vote on each of Ms. Yao and Mr. Meng’s behalf all of their voting rights with respect to their shares of the Company. These shares were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933, as amended, on the basis that they were issued under circumstances not involving a public offering.

Upon exercise of call option agreements entered into on December 29, 2009, by and between Karen Prudente and each of Guoyun Yao, and Chunde Meng, Ms.Yao and Mr.  Meng will beneficially own 71.87% of our common stock through their holdings of Karen Prudente’s shares.

Pursuant to the call option agreements, Guoyun Yao and Chunde Meng are granted the right and option to purchase shares of our common stock  from Karen Prudente upon the exercise of such right and option once the occurrence of certain conditions have been met. Such conditions include: (i) the entry by Guoyun Yao or Chunde Meng and Liteweisi into a binding employment agreement for at least 5 years, (ii) Liteweisi achieving not less than $0.5 million US Dollars in after-tax net income, as determined under GAAP, (iii) Liteweisi achieving not less than $1 million US Dollars in after-tax profits, as determined under GAAP, and (iv) Liteweisi achieving not less than $1.5 million US Dollar s in after-tax profits, as determined GAAP.

Upon the occurrence of an exercise of the call option, both Ms. Yao and Mr. Meng will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Their interests may differ from that of other stockholders.

Hongxing is dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and production expertise of key personnel at Hongxing. Guoyun Yao, our President, Chief Executive Officer, Secretary and Chairman of the Board, and Chunde Meng perform key functions in the operation of our and Hongxing's business. There can be no assurance that Hongxing will be able to retain these officers. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations. Hongxing must attract, recruit and retain a sizeable workforce of technically competent employees. We do not carry key man life insurance for any of our key personnel or personnel at Hongxing nor do we foresee purchasing such insurance to protect against a loss of key personnel and the key personnel of Hongxing.

We and Hongxing are dependent upon the services of Ms. Yao for the continued growth and operation of our company because of her experience in the industry and her personal and business contacts in China. Although we have no reason to believe that Ms. Yao will discontinue her services with us or Hongxing, the interruption or loss of her services would adversely affect our ability to effectively run Hongxing's business and pursue its business strategy as well as our results of operations.

Risks related to our Corporate Structure

Our organizational structure may make it difficult for us to evaluate our future business prospects.

We control Hongxing through the VIE Agreements in conducting our business in the PRC, which may not be as effective as direct ownership.

We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements pursuant to the VIE Agreements with Hongxing that provide us, through our ownership of Liteweisi, with effective control over Hongxing. We have no direct ownership interest in Hongxing. Members of management of Hongxing are affiliates of us and of Liteweisi and the stockholders of Hongxing are also our stockholders. Thus the VIE Agreements were not entered into as a result of arms’ length negotiations because the parties to the agreement are under common control. While the Company has been advised by its PRC counsel that the VIE Agreements are legal and enforceable under PRC law, these affiliates control the parties to the VIE Agreements and it could be possible for them to cause Hongxing to breach the VIE Agreements.  In the event of such a breach, our unaffiliated investors would be at risk of having little or no recourse because of the inherent difficulties in enforcing their rights since all our assets are located in the PRC and we would therefore have to rely on legal remedies under PRC law; these remedies may not always be available or effective, particularly in light of uncertainties in the PRC legal system. In the event that management of Hongxing decides to breach the VIE Agreements, the risk of loss of the affiliated shareholders of Hongxing could be lower than unaffiliated investors and the interests of the management and shareholders of Hongxing would be in conflict with the interest of our other stockholders.

PRC laws and regulations governing the validity of our contractual arrangements are uncertain. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

Liteweisi is considered a foreign invested enterprise under PRC law. As a result, Liteweisi is subject to PRC law limitations on its businesses and foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. Accordingly, there are substantial uncertainties regarding the interpretation and application of the enforcement and performance of Liteweisi’s contractual arrangements with Hongxing. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

The PRC laws and regulations governing Hongxing’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm its business.

The PRC laws and regulations governing Hongxing’s current business operations are sometimes vague and uncertain. The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing its business, or the enforcement and performance of its arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on its businesses. If the relevant authorities find that we are in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	Levying fines;
•	Revoking Hongxing’s business and other licenses;
•	Requiring that we restructure its ownership or operations; and
•	Requiring that we discontinue any portion or all of our business.

Among the material laws that Hongxing are subject to are the: Price Law of The People’s Republic of China, Measurement Law of The People’s Republic of China, Tax Law, Environmental Protection Law, Contract Law, Accounting Laws and Labor Law.

A slowdown, inflation or other adverse developments in the PRC economy may harm our customers and the demand for our services and products.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase its costs and also reduce demand for our products.

Governmental control of currency conversion may affect the value of your investment and may limit our ability to receive and use our income effectively.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit our income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our stockholders.

The PRC government may impose more stringent restrictions on the convertibility of the Renminbi.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. According to the currency website xe.com, as of June 29, 2010, $1 = 6.79870 Yuan. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for Hongxing’s operations, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm Hongxing’s business, financial condition and results of operations because it would reduce the proceeds available to us for capital investment in proportion to the appreciation of the Renminbi. Thus if we raise 1,000,000 dollars and the Renminbi appreciates against the U.S. dollar by 15%, then the proceeds will be worth only RMB 5,893,475 as opposed to RMB 6,933,500 prior to the appreciation. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi; the U.S. dollar equivalent of the Renminbi we convert would be reduced in proportion to the amount the U.S. dollar appreciates. In addition, the depreciation of significant RMB denominated assets could result in a charge to our income statement and a reduction in the dollar value of these assets. Thus if Hongxing has RMB 1,000,000 in assets and Renminbi is depreciated against the U.S. dollar by 15%, then the assets will be valued at $125,415 as opposed to $144,227 prior to the depreciation.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 14.5% appreciation of the Renminbi against the U.S. dollar as of June 2, 2008. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

PRC State Administration of Foreign Exchange ("SAFE") regulations regarding offshore financing activities by PRC residents which may increase the administrative burden we face. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

SAFE, issued a public notice ("SAFE #75") effective from November 1, 2005, which requires registration with SAFE by the PRC resident shareholders of any offshore special purpose company. Without registration, the PRC subsidiary entity cannot remit any of its profits out of the PRC as dividends or otherwise.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an "offshore special purpose company," for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Our current shareholders and/or beneficial owners may fall within the ambit of the SAFE notice and be required to register with the local SAFE branch as required under the SAFE notice. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to the SAFE notice, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in the SAFE notice, this may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended, and may also limit our ability to contribute additional capitals, limit our PRC subsidiaries’ ability to distribute dividends to our company, or otherwise adversely affect our business.

The PRC's legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on Hongxing’s business and prospects.

The practical effect of the PRC legal system on Hongxing’s business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC's accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. While the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of our Common Stock

We are not likely to pay cash dividends in the foreseeable future.

We intend to retain any future earnings for use in the operation and expansion of Hongxing's business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently no trading market for our common stock.

Our common stock is not quoted on any exchange or inter-dealer quotation system. There is no trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any quotation system (including, without limitation, the NASDAQ Stock Market and the FINRA over-the-counter Bulletin Board). You may not be able to sell your shares due to the absence of a trading market.

Our common stock may be also subject to the "penny stock" rules to the extent that its price is below $5.00, which rules require delivery of a schedule explaining the penny stock market and the associated risks before any sale. These requirements may further limit your ability to sell your shares.

Our common stock is illiquid and subject to price volatility unrelated to Hongxing’s operations.

If a market for our common stock does develop, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve Hongxing’s planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting Hongxing or its competitors. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

We are authorized to issue 10,000,000 shares of preferred stock, of which 5,000,000 shares have been designated as Series A Preferred Stock. As of October 14, 2010 there are no shares of Series A Preferred Stock issued and outstanding. The Board of Directors is authorized under our Articles of Amendment to provide for the issuance of additional shares of preferred stock by resolution, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Our shares may become subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock may become subject to U.S. "Penny Stock" rules, which may make the stock more difficult to trade on the open market. Our common shares are expected to trade on the OTCBB. A "penny stock" is generally defined by regulations of the U.S. Securities and Exchange Commission ("SEC") as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on AMEX or a national securities exchange;
(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is currently subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

The anticipated low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

Although we do not have an option or other equity-based incentive plan at present, in the future we may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Recently, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which became effective on July 21, 2010, has amended Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”). The rules adopted by the SEC pursuant to the Act require an annual assessment of our internal control over financial reporting. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. Pursuant to the amended Act, as neither a “large accelerated filer” nor an “accelerated filer”, we are exempt from the requirements of Section 404(b) of the Act to obtain an auditor’s report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

A large number of shares will be eligible for future sale and may depress our stock price.

We may be required, under terms of future financing arrangements, to offer a large number of common shares to the public, or to register for sale by future private investors a large number of shares sold in private sales to them.

Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities, either of which would decrease the value of any earlier investment in our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered for sale and sold under this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $1.50 per share offering price of our common stock was determined based on the $1.50 per share sales price of our common stock in private placement transactions of an aggregate of 1,667 shares consummated on May 3, 2010. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to request a broker-dealer apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our Common Stock becomes is quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued.  Accordingly, there will be no dilution to our existing shareholders.

SELECTED FINANCIAL DATA

 The following selected statement of operations data contains statement of operations data and balance sheet data of the Company for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008 and the periods then ended. The statements of operations and balance sheet data were derived from the audited financial statements for the year ended December 31, 2009 and 2008. Such financial data should be read in conjunction with the financial statements and the notes to the financial statements starting filed with Form S-1 and with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Selected Consolidated Financial Data:

Selected Consolidated Income Statements Data	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008
Revenue	$11,149,952	$9,671,208	$20,648,686	$24,533,469
Gross profit	$1,583,708	$2,132,275	$4,424,863	$4,076,567
Income from operations	$1,121,191	$1,993,815	$4,129,186	$3,677,956
Net income	$695,196	$1,435,451	$2,985,848	$2,574,910
Earnings per share – basic and diluted	$0.01	$0.01	$0.07	$0.07
Weighted average shares outstanding – basic and diluted	46,382,104	41,300,303	41,300,303	37,820,130

Selected Consolidated Financial Data	As of June 30,		As of December 31,
	2010	2009	2009	2008
Cash and cash equivalents	$4,164,883	$493,203	$2,172,641	$1,898,957
Total assets	$20,048,730	$14,723,428	$16,610,946	$15,758,665
Short-term debt	$1,277,350	$1,293,324	$1,294,190	$1,421,434
Long-term debt	-	-	-	-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and notes thereto included in this report. All information presented herein is based on our fiscal years ended December 31, 2009 and 2008.
On December 29, 2009, Asia Carbon had, through its wholly owned subsidiary, Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yao and Chunde Meng (“Hongxing Shareholders”). The effect of the VIE Agreements is to cede control of management and economic benefits of Hongxing to Liteweisi.  Asia Carbon issued 32,615,455  restricted shares of its common stock, par value $0.001, to Karen Prudente, nominee and trustee for the Hongxing Shareholders for Hongxing and the Hongxing Shareholders entering into the VIE Agreements with Liteweisi.

For accounting purposes, the transaction was accounted for in a manner similar to a reverse merger or recapitalization, since the stockholders of Hongxing owned a majority of Asia Carbon’s common stock immediately following the transaction. Consequently, the assets and liabilities and the historical operations reflected in the consolidated financial statements prior to the transaction are those of Hongxing and are recorded at the historical cost of Hongxing, and the consolidated financial statements after completion of the transaction include the assets and liabilities of Asia Carbon, Liteweisi, and Hongxing (collectively, the “Company”), historical operations of Hongxing, and operations of Asia Carbon and Liteweisi from the date of the transaction. The 32,615,455 restricted shares of common stock issued to Karen Prudente are presented as outstanding for all periods.

Asia Carbon, through its operating company in China, currently manufactures three carbon black products N220, N330 and N660 under the brand name “Great Double Star”. Most of the Company’s products are used by domestic tire industry.

Results of Operations for the Year Ended December 31, 2009 and 2008

Comparison of Sales for the Years Ended December 31, 2009 and 2008

	2009		2008
Product	Sales	Quantity (Ton)	Sales	Quantity (Ton)
N220	$7,035,766	9,358	$10,976,222	13,104
N330	6,808,384	9,605	6,769,614	8,457
N660	6,804,536	9,595	6,787,633	8,473
Total Sales	$20,648,686	28,558	$24,533,469	30,034

Sales for the year ended December 31, 2009 totaled $20,648,686, a decrease of $3,884,783, or 15.83% compared to $24,533,469 for 2008.  The decrease in sales is attributable to the sluggish demand resulting from financial crisis worldwide.  The average sales price was approximately $723 per ton during 2009. The average sales price dropped $93.80 per ton, or 11%, compared to average sales price of 816.85 per ton in 2008. Our most affected product was N220. The sales of N220 dropped to $7,035,766 in 2009 from $10,976,222 in 2008, a decrease of 35.90%. Total sales of N220 were 9,358 ton in 2009, decreased in 3,746 ton, or 29%, compared sales of 13,104 ton in 2008. N220, hard carbon black, is primarily used in the manufacturing of automobile tires.

The Company currently has three dry method production lines. Each production line has a maximum production capacity of 12,000 tons per year. Total production capacity is approximately 36,000 tons per year. The production / total capacity utilization rate was 79% and 83% for the year 2009 and 2008, respectively

Comparison of Cost of Sales for the Years Ended December 31, 2009 and 2008

	2009	2008	% change
Cost of Sales by Product
N220	$5,914,225	$9,653,777	-39%
N330	5,424,243	5,735,540	-5%
N660	4,885,355	5,067,585	-4%
Total Cost of Sales	$16,223,823	$20,456,902	-21%

Cost of sales totaled $16,223,823 in 2009, a decrease of $4,223,079, or 20.69% compared to $20,456,902 in 2008. The principal raw material used in our manufacturing is the residual heavy oils derived from distillation of coal tars. The production used approximately 54,214 tons of coal tars oil in 2009, decreased in 1,668 ton, compared 55,882 tons of coal tars oil used in 2008  due to shrink of production in 2009. The reduced coal tars oil cost helped us reduce cost of sales. The average cost of coal tars during 2009 was $269.56 per ton, decreased in $55.23 per ton, or 17%, compare average cost of $324.79 per ton in 2008.

Comparison of Gross Profit Rate for the Years Ended December 31, 2009 and 2008

	2009	2008	% change
Gross Profit Rate by Product
N220	15.94%	12.05%	32%
N330	20.33%	15.28%	33%
N660	28.20%	25.34%	11%
Total Products	21.43%	16.62%	29%

Gross profit was $4,424,863 for the year ended December 31, 2009, an increase of $348,296, or 9%, compared to $4,076,567 in 2008. The gross profit rate was 21.43% in 2009, an increase of 4.81 percentage points, or 28.94% compared to 16.62% in 2008. The increase of profit and improvement of gross profit rate in 2009 was resulted from reduced cost of sales and lower cost of coal tars aforementioned.

Comparison of Operating Expenses for the Years Ended December 31, 2009 and 2008

Operating expenses consist of depreciation, allowance for bad debts, salaries, delivery out, travel, office and other general and administrative expenses. Operating expenses totaled $295,677, a decrease of $103,000, or 34% compared to $398,611 in 2008. The decrease in operating expenses in 2009 was mainly attributable to decrease in $33,002 of depreciation, $39,586 of allowance for bad debts and $30,881 of travel. The Company retired its fourth dry method production line in July 2008. The net assets that were not being used in production totaled $2,193,000 and thus the Company stopped depreciation for these assets. Most of these assets will be used in Company’s new wet method production line that is under construction with the anticipated completion time of September 2010.

We plan to be listed in the US security market and therefore expected that public company related expenses, such as legal, audit, investor relations and other filing expense will increase significantly in the future.

Comparison of Other Expenses for the Years Ended December 31, 2009 and 2008

Other expense consists of interest. Interest was $146,738 for the year ended December 31, 2009, a decrease of $43,293, or 23%, compared to $190,031 for 2008.  The decrease of interest expense mainly resulted from the reduced average loan balances and lower loan interest rate in 2009.

Comparison of Net Income for the Years Ended December 31, 2009 and 2008

Net income totaled $2,985,848 in 2009, an increase of $410,938, or 16%, compared to the net income of $2,547,910 in 2008. The increase of net income was attributable primarily to the improved gross profit rate and reduced operating expenses aforementioned.

Results of Operations for the Three Months Ended March 31, 2010 and 2009

Comparison of Sales for the Three Months Ended March 31, 2010 and 2009

	2010		2009
Product	Sales	Quantity (Ton)	Sales	Quantity (Ton)
N220	$1,829,960	2,275	$1,418,760	2,162
N330	1,738,667	2,304	1,435,128	2,321
N660	1,726,246	2,288	1,413,633	2,288
Total Sales	$5,294,873	6,867	$4,267,521	6,771

Sales for the three months ended March 31, 2010 totaled $5,294,873, an increase of $1,027,352 or 24% compared to $4,267,521 for the three months ended March 31, 2009.  The increase in sales was attributable mainly to the increase of unit sales price which resulted from the recovery of financial crisis worldwide and recovery of the demand for our products.  The average sales price was $771.06 per ton during the three months ended March 31, 2010, an increase of $140.80 per ton from $630.26 per ton during the three months ended March 31, 2009. We sold 6,867 tons of carbon black in three months ended March 31, 2010, an increase of 96 tons, or 1.42% compared to 6,771 tons in the comparable period in 2009.

The Company currently has three dry method production lines. Each production line has a maximum production capacity of 12,000 tons per annum. Total production capacity is approximately 36,000 tons per annum. The production / total capacity utilization rate was 76% and 75% for the three months ended March 31, 2010 and 2009, respectively.

Comparison of Cost of Sales for the Three Months Ended March 31, 2010 and 2009

Cost of sales totaled $4,504,212 in 2010, an increase of $1,182,309, or 36% compared to $3,321,903 in 2009. The principal raw material used in our manufacture is the residual heavy oils derived from the distillation of coal tars. The production used 13,116 ton of coal tars oil in three months ended March 31, 2010, an increase of 187 ton, or 1.45, compared to 12,929 ton used in the comparative period of 2009. The increase in cost of sales was resulted mainly from the increased purchase price in our raw materials. The average purchase price was $310.81 per ton during the three months ended March 31, 2010, an increase of $83.64 per ton, or 37%, from $227.17 per ton during the three months ended March 31, 2009.

Comparison of Gross Profit Rate for the Three Months Ended March 31, 2010 and 2009

Gross profit was $790,661 for the three months ended March 31, 2010, a decrease of $154,957, or 16%, compared to $945,618 in 2009. The gross profit rate was 15% for three months ended March 31 2010, a decrease of  7 percentage points, or 33% compared to 22% in three months ended March 31, 2009. The decrease in gross profit and gross profit rate in 2010 was resulted from increased in cost of sales and price of coal tars oil aforementioned.

Comparison of Operating Expenses for the Three Months Ended March31, 2010 and 2009

Operating expenses consist of depreciation expense, allowance for bad debt expense, selling expenses, professional fees and other general and administrative expenses. Operating expenses totaled $270,022 for the three months ended March 31, 2010, an increase of $191,673, or 245% compared to $78,349 in the comparable period of 2009. The increase in operating expenses was mainly attributable to increase in professional fees of $187,322, which consists of audit, legal, contracted CFO and director service fees and other professional fees. We plan to be listed in the US security market and therefore expect that public company related expenses, such professional fees and investor relations and other filing expense will increase significantly in the future.

Comparison of Other Expenses for the Three Months Ended March31, 2010 and 2009

Other expenses consist of interest expense. Interest expense was $35,644 for the three months ended March 31, 2010, a decrease of $9,897, or 22%, compared to $45,541 for the three months ended March 31, 2009.  The decrease in interest expense mainly resulted from the reduced average loan balance and lowered loan interest rate in 2010.

Comparison of Net Income for the Three Months Ended March 31, 2010 and 2009

Net income totaled $317,268 for the three months ended March 31, 2010, a decrease of $297,450, or 48%, compared to the net income of $614,718 in the three months ended March 31, 2009. The decrease in net income was attributable primarily to the higher raw material cost and increased expenditures on public company related professional fees aforementioned.

Results of Operations for the Three and Six Months Ended June 30, 2010 and 2009

Three Months Ended June 30, 2010 as compared to Three Months Ended June 30, 2009

Comparison of Sales for the Three Months Ended June 30, 2010 and 2009

	2010		2009
Product	Sales	Quantity (Ton)	Sales	Quantity (Ton)
N220	$2,020,811	2,360	$1,859,906	2,410
N330	1,913,115	2,373	1,776,245	2,448
N660	1,921,153	2,382	1,767,536	2,435
Total Sales	$5,855,079	7,115	$5,403,687	7,293

Sales for the three months ended June 30, 2010 totaled $5,855,079, an increase of $451,392 or 8% compared to $5,403,687 for the three months ended June 30, 2009.  The increase in sales was attributable mainly to the increase of unit sales price which resulted from the recovery of financial crisis worldwide and recovery of the demand for our products.  The average sales price was $822.92 per ton during the three months ended June 30, 2010, an increase of $81.98 per ton from $740.94 per ton during the three months ended June 30, 2009. We sold 7,115 tons of carbon black in three months ended June 30, 2010, decreased 178 tons, or 2% compared to 7,293 tons in the comparable period in 2009.

The Company currently has three dry method production lines. Each production line has a maximum production capacity of 12,000 tons per annum. Total production capacity is approximately 36,000 tons per annum. The production / total capacity utilization rate was 79% and 81% for the three months ended June 30, 2010 and 2009, respectively.

Comparison of Cost of Sales for the Three Months Ended June 30, 2010 and 2009

Cost of sales totaled $5,062,032 in 2010, an increase of $845,302, or 20% compared to $4,216,730 in 2009. The principal raw material used in our manufacture is the residual heavy oils derived from the distillation of coal tars. The production used 13,467 ton of coal tars oil, decreased in 324 ton, compared to 13,791 ton used in the comparable period of 2009. The increase in cost of sales was resulted mainly from the increased purchase price in our raw materials. The average purchase price was $339.31 per ton during the three months ended June 30, 2010, an increase of $61.97 per ton, or 22%, from $277.34 per ton during the three months ended June 30, 2009.

Comparison of Gross Profit Rate for the Three Months Ended June 30, 2010 and 2009

Gross profit was $793,047 for the three months ended June 30, 2010, a decrease of $393,910, or 33%, compared to $1,186,957 in 2009. The gross profit rate was 13.54% for three months ended June 30, 2010, a decrease of 8.43 percentage points,  compared to 21.97% in three months ended June 30, 2009. The decrease in gross profit and gross profit rate in 2010 was resulted from increased in cost of sales and price of coal tars oil aforementioned.

Comparison of Operating Expenses for the Three Months Ended June 30, 2010 and 2009

Operating expenses consist of depreciation expense, allowance for bad debt expense, selling expenses, professional fees and other general and administrative expenses. Operating expenses totaled $192,495 for the three months ended June 30, 2010, an increase of $132,084, or 219% compared to $60,411 in the comparable period of 2009. The increase in operating expenses was mainly attributable to increase in professional fees of $90,006, which consists of audit, legal, contracted CFO and director service fees and other professional fees. We plan to be listed in the US security market and therefore expect that public company related expenses, such professional fees and investor relations and other filing expense will increase significantly in the future.

Comparison of Other Expenses for the Three Months Ended June 30, 2010 and 2009

Other expenses consist of interest expense. Interest expense was $35,055 for the three months ended June 30, 2010, a decrease of $1,972, or 5%, compared to $37,027 for the three months ended June 30, 2009.  The decrease in interest expense mainly resulted from the reduced average loan balance and lowered loan interest rate in 2010.

Comparison of Net Income for the Three Months Ended March 31, 2010 and 2009

Net income totaled $377,928 for the three months ended June 30, 2010, a decrease of $442,805, or 54%, compared to the net income of $820,733 in the three months ended June 30, 2009. The decrease in net income was attributable primarily to the higher raw material cost and increased expenditures on public company related professional fees aforementioned.

Six Months Ended June 30, 2010 as compared to Six Months Ended June 30, 2009

Comparison of Sales for the Six Months Ended June 30, 2010 and 2009

	2010		2009
Product	Sales	Quantity (Ton)	Sales	Quantity (Ton)
N220	$3,850,771	4,635	$3,278,666	4,572
N330	3,651,782	4,677	3,211,373	4,769
N660	3,647,399	4,670	3,181,169	4,723
Total Sales	$11,149,952	13,982	$9,671,208	14,064

Sales for the six months ended June 30, 2010 totaled $11,149,952, an increase of $1,478,744 or 15% compared to $9,671,208 for the six months ended June 30, 2009.  The increase in sales was attributable mainly to the increase of unit sales price which resulted from the recovery of financial crisis worldwide and recovery of the demand for our products.  The average sales price was $797.45 per ton during the six months ended June 30, 2010, an increase of $109.79 per ton from $687.66 per ton during the six months ended June 30, 2009. We sold 13,982 tons of carbon black in six months ended June 30, 2010, decreased in 82 tons, or 1% compared to 14,064 tons in the comparable period in 2009.

The Company currently has three dry method production lines. Each production line has a maximum production capacity of 12,000 tons per annum. Total production capacity is approximately 36,000 tons per annum. The production / total capacity utilization rate was 78% and 78% for the six months ended June 30, 2010 and 2009, respectively.

Comparison of Cost of Sales for the Six Months Ended June 30, 2010 and 2009

Cost of sales totaled $9,566,244 in 2010, an increase of $2,027,611, or 27% compared to $7,538,633 in 2009. The principal raw material used in our manufacture is the residual heavy oils derived from the distillation of coal tars. The production used 26,583 ton of coal tars oil in six months ended June 30, 2010. It was approximately the same as 26,720 ton used in the comparable period of 2009. The increase in cost of sales was resulted mainly from the increased purchase price in our raw materials. The average purchase price was $325.25 per ton during the six months ended June 30, 2010, an increase of $72.11 per ton, or 28%, from $253.14 per ton during the six months ended June 30, 2009.

Comparison of Gross Profit Rate for the Six Months Ended June 30, 2010 and 2009

Gross profit was $1,583,708 for the six months ended June 30, 2010, a decrease of $548,867, or 26%, compared to $2,132,575 in 2009. The gross profit rate was 14.20% for six months ended June 30, 2010, a decrease of 7.85 percentage points, compared to 22.05% in six months ended June 30, 2009. The decrease in gross profit and gross profit rate in 2010 was resulted from increased in cost of sales and price of coal tars oil aforementioned.

Comparison of Operating Expenses for the Six Months Ended June 30, 2010 and 2009

Operating expenses consist of depreciation expense, allowance for bad debt expense, selling expenses, professional fees and other general and administrative expenses. Operating expenses totaled $462,517 for the six months ended June 30, 2010, an increase of $323,757, or 233% compared to $138,760 in the comparable period of 2009. The increase in operating expenses was mainly attributable to increase in professional fees of $277,328, which consists of audit, legal, contracted CFO and director service fees and other professional fees. We plan to be listed in the US security market and therefore expect that public company related expenses, such professional fees and investor relations and other filing expense will increase significantly in the future.

Comparison of Other Expenses for the Six Months Ended June 30, 2010 and 2009

Other expenses consist of interest expense. Interest expense was $70,699 for the six months ended June 30, 2010, a decrease of $11,869, or 14%, compared to $82,568 for the six months ended June 30, 2009.  The decrease in interest expense mainly resulted from the reduced average loan balance and lowered loan interest rate in 2010.

Comparison of Net Income for the Six Months Ended March 31, 2010 and 2009

Net income totaled $695,196 for the six months ended June 30, 2010, a decrease of $740,255, or 52%, compared to the net income of $1,435,451 in the six months ended June 30, 2009. The decrease in net income was attributable primarily to the higher raw material cost and increased expenditures on public company related professional fees aforementioned.

Liquidity and Capital Resources Years Ended December 31, 2009 and 2008

We had cash and cash equivalents of $2,172,641 and $1,898,957 as of December 31, 2009 and 2008, respectively. Our funds are kept in financial institutions in China, which do not provide insurance for deposits.  Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $2,930,329 and $2,885,822, or 46% and 48%, of current assets, as of December 31, 2009 and 2008, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

Percentage of aged accounts receivable

	Total	Current	31-90	91-120	121-360	Over 361
December 31, 2009	100.00%	95.69%	3.16%	0.00%	0.07%	1.08%
December 31, 2008	100.00%	71.63%	9.11%	0.00%	19.26%	0.00%

As of December 31, 2009, there were three customers’ receivables that totaled $34,196, over 180 days, compared to three customers’ receivables that totaled $532,579, over 180 days as of December 31, 2008. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

Net cash provided by operating activities was $4,922,818 and $1,483,194 for the years ended December 31, 2009 and 2008, respectively. The increase in net cash provided by operating activities in 2009 was due to the $410,938 increase in net income and the $1,613,279 increase in accounts payable and accrued expenses.

Net cash used by investing activities was $817,460 in 2009, compared to $1,923,393 in 2008. Those expenditures were related to the new production line under construction. It is expected to be completed by September of 2010 for approximately $2,000,000 additional investment.

Net cash used in financing activities was $3,742,557 in 2009, compared to $1,885,634 provided in 2008. The Company repaid short term debt of $127,244 in 2009. In addition, Hongxing paid $3,615,313, which was 50% of accumulated profit before 2008, as dividends to two shareholders of Hongxing in 2009. Among which, Mr. Chunde Meng, Director and Chief Operating Officer of the Company, received $2,530,719. Ms. Guoyun Yao, Charirman of the Board of the Company, received $1,084,594. During 2008, the Company received additional capital of $2,932,000 (RMB 20,000,000) from one shareholder of Hongxing.  The Company also received $324,634 from short term debt in 2008. During 2008, the Company repaid long term debt of $1,371,000.

The Company had short term debts as of December 31, 2009 and 2008, as follows:

	2009	2008
To Xigu Credit Union
Interest at 11.68% per annum, payable March 20, 2010	$471,730	$-
Interest at 12.88% per annum, payable December 20, 2009	-	619,532
To Chengguan Credit Union
Interest at 11.68% per annum, payable March 20, 2010	796,960	-
Interest at 12.88% per annum, payable December 20, 2009	-	801,902
To Friedland LLC
Interest free, payable on demand	25,500	-
Total Short Term Debt	$1,294,190	$1,421,434

The short term debts are renewable every year based on the past credit of the Company. Interest is paid quarterly. There are no other terms or loan covenants relating to these short term loans.

The Company repaid $25,500 to Friedland in March 2009. In March, 2010, the Company repaid $471,730 loan to Xigu Credit Union and $796,960 to Chengguan Credit Union in March, 2010.

Three Months Ended March 31, 2010

We had cash and cash equivalents of $1,799,147 and $2,172,641 as of March 31, 2010 and December 31, 2009, respectively. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $2,536,451 and $2,930,329, or 46% and 46%, of current assets, as of March 31, 2010 and December 31, 2009, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

Percentage of Aged Accounts Receivable

	Total	Current	31-90	91-120	121-360	Over 361
March 31, 2010	100.00%	93.74%	4.94%	0.00%	0.07%	1.25%
December 31, 2009	100.00%	95.69%	3.16%	0.00%	0.07%	1.08%

As of March 31, 2010, there were three customers’ receivables that totaled $34,220 over 180 days, compared to three customers’ receivable that totaled $34,220 over 180 days as of December 31, 2010. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation. Allowance for doubtful account was $33,219 and $36,840 as of March 31, 2010 and December 31, 2009, respectively.

Net cash provided by operating activities was $1,473,520 and $1,530,091 for the three months ended March 31, 2010 and 2009, respectively. The decrease in net cash provided by operating activities in 2010 was due to the decrease in net income.

Net cash used by investing activities was $941,460 in three months ended March 31, 2009. The $941,585 capital expenditures were related to the new production line under construction. It is expected to be completed by the September of 2010 for approximately $2,000,000 additional investment.

Net cash used in financing activities was $1,846,423 and $128,110 for the three months ended March 31, 2010 and 2009, respectively. The repayment of short term debt was $25,500 and $128,110 for the three months ended March 31, 2010 and 2009, respectively. On February 10, 2010, the Company issued 4,146,710 shares of common stock to twenty one individual subscribers at $0.33 per share for $1,368,417. On March 29, 2010 the Company issued 186,726 shares to two individual subscribers at $0.33 per share for $61,620. For the three months ended March 31, 2010, 4,333,436 shares were issued for $1,430,036. For the three months ended March 31, 2010, total commissions paid was $634,966. During the first quarter of 2010, the Company loaned $2,615,993 to two of the Company’s significant shareholders. On June 23, 2010, the Company received repayment of $2,615,993 from aforementioned shareholders.

The Company had short term debts as of March 31, 2010 and 2009, as follows:

	2010	2009
	(Unaudited)
To Xigu Credit Union
Interest at 11.68% per annum, payable March 20, 2010	$-	$471,730
Interest at 11.68% per annum, payable March 20, 2011	471,730	-
To Chengguan Credit Union
Interest at 11.68% per annum, payable March 20, 2010	-	796,960
Interest at 11.68% per annum, payable March 20, 2011	796,960	-
To Friedland LLC
Interest free, payable on demand	-	25,500
Total Short Term Debt	$1,268,690	$1,294,190

The short term debts are renewable every year based on the past credit of the Company. Interest is paid quarterly. There are no other terms or covenants relating to these short term loans.

Six Months Ended June 30, 2010

We had cash and cash equivalents of $4,164,883 and $493,203 as of June 30, 2010 and 2009, respectively. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit.  Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $3,238,032 and $2,930,329, or 38% and 46%, of current assets, as of June 30, 2010 and December 31, 2009, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

Percentage of aged accounts receivable

	Total	Current	31-90	91-120	121-360	Over 361
June 30, 2010	100.00%	91.54%	7.42%	0.00%	0.06%	0.98%
December 31, 2010	100.00%	95.69%	3.16%	0.00%	0.07%	1.08%

As of June, 2010, there were three customers’ receivables that totaled $34,453 over 270 days, compared to three customers’ receivable that totaled $34,220 over 180 days as of December 31, 2010. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation. Allowance for doubtful account was $51,382 and $36,840 as of June 30, 2010 and December 31, 2009, respectively.

Net cash provided by operating activities was $1,134,041 and $3,287,320 for the six months ended June 30, 2010 and 2009, respectively. The decrease in net cash provided by operating activities in 2010 was due to the decrease in net income and increase in accounts receivable.

Net cash used in investing activities was $1,416,000 and $944,685 in six months ended June 30, 2010 and 2009, respectively. The capital expenditures were related to the new production line under construction. It is expected to be completed by September of 2010 for approximately $530,000 additional investment.

Net cash provided by financing activities was $2,253,730 for the six months ended June 30, 2010. During six months ended June 30, 2010, the Company issued 9,202,874 shares of common stocks to the private investors and received gross proceeds of $3,038,903. Total commission paid in connection with this private placement was $804,500. During the first quarter of 2010, the Company loaned $2,615,993 to two of the Company’s significant shareholders. On June 23, 2010, the Company received repayment of $2,615,993 from aforementioned shareholders. In addition, the Company received $19,327 cash advance from a shareholder in 2010. The Company paid $3,615,313 dividends to two Company’s significant shareholders in 2009. The Company also repaid $151,670 short term loan in 2009.
The Company had short term debts as of June 30, 2010 and 2009, as follows:

	2010	2009
	(Unaudited)
To Xigu Credit Union
Interest at 11.68% per annum, payable March 20, 2010	$-	$471,730
Interest at 11.68% per annum, payable March 20, 2011	474,950	-
To Chengguan Credit Union
Interest at 11.68% per annum, payable March 20, 2010	-	796,960
Interest at 11.68% per annum, payable March 20, 2011	802,400	-
To Friedland LLC
Interest free, payable on demand	-	25,500
Total Short Term Debt	$1,277,350	$1,294,190

The short term debts are renewable every year based on the past credit of the Company. Interest expense is paid quarterly. There are no other terms or loan covenants relating to these short term loans.

The Company repaid $25,000 to Friedland in March 2009. In March 2010, the Company repaid $471,730 loan to Xigu Credit Union and $796,960 to Chengguan Credit Union in March 2010.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

We believe that our working capital, together with our cash flow from operations will be sufficient to enable us to meet our cash requirements for the next 12 months. However, we may incur additional expenses as we seek to expand our business in the future, and it is possible that we may require additional funding for that purpose. We cannot assure you that funding will be available when we require funding.

Critical Accounting Policies and Estimates

In Note 2 to our audited consolidated financial statements for the years ended December 31, 2009 and 2008 included in this Form S-1, the Company discusses those accounting policies that are considered to be significant in determining the results of operations and its financial position. The Company believes that the accounting principles utilized by it conform to accounting principles generally accepted in the United States of America (US GAAP). The Company applies the following critical accounting policies related to revenue recognition in the preparation of its financial statements.

General

The Company’s Consolidated Financial Statements are prepared in accordance with US GAAP, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Board of Directors. Management believes the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables.  The credit risk is controlled through credit approvals, limits and monitoring procedures.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors.  Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted.  The Company does not routinely permit customers to return products and historically, customer returns have been immaterial. The Company will replace customer with similar products if they are not satisfied with the quality of our products.  Freight in costs are included in cost of goods sold.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, short term debt, accounts payable and accrued liabilities, and customer advance.  The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to their short term maturity or by comparison to other instruments with similar terms.

Foreign Currency Translation

The consolidated financial statements of the Company are translated pursuant to Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters.” The functional currency of Hongxing and Litweisi is the Chinese Renminbi (“RMB”).  The reporting currency of the Company is the United States dollar (“US dollar”). The financial statements of Hongxing and Litweisi are translated to U.S. dollars using period-end exchange rates for assets and liabilities, and average exchange rates for revenues, costs and expenses. Translation adjustments are recorded in accumulated other comprehensive income as a component of stockholders’ equity. Transaction gains or losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Segment Information

ASC 280-10 (formerly, SFAS No. 131), “Disclosure About Segments of and Enterprise and Related Information”, requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements were changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date.  For the Company, this standard was effective beginning April 1, 2009 and adoption of this standard did not have a material impact on the Company’s results of operations or financial condition

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. Adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s results of operations and financial condition.

In February 2010, the Company adopted an amendment to previously adopted accounting guidance on subsequent events disclosure, which established standards of accounting for and disclosure of events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Under the amended guidance, the Company is no longer required to disclose the date through which subsequent events have been evaluated. The adoption of this requirement did not have a material impact on the Company’s financial condition or results of operations.

In January 2010, the Financial Accounting Standards Board issued guidance which expands the required disclosures about fair value measurements. This guidance requires disclosures about transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). This guidance is effective for the Company as of January 1, 2011. The adoption of this guidance will not have a material impact on the Company’s financial condition or results of operations.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

 Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

SELLING SECURITY HOLDERS

The securities being offered hereunder are being offered by the selling shareholders listed below or their respective transferees, pledgees, donees or successors. Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer.

Except as set forth below or in the section “Recent Sales of Unregistered Securities” below, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

The selling stockholders acquired their shares pursuant to one of the following transactions:

On February 10, 2010, we sold 4,146,720 shares of our common stock for $0.33 per share to 21 accredited investors for an aggregate amount of $1,368,417 in a Private Placement. All 21 of these investors are selling security holders in this offering. There are no rights associated with these shares.

On April 30, 2010, we sold 5,054,498.00 shares of our common stock for $0.33 per share to 9 accredited investors for an aggregate amount of $1,667,984 in a Private Placement. All 9 of these investors are selling security holders in this offering. There are no rights associated with these shares.

On May 3, 2010, we sold 1,667 shares of our common stock for $1.50 per share to 1 accredited investors in our May 2010 Private Placement. This 1 investor is a selling security holder in this offering. There are no rights associated with these shares.

No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933, as amended, on the basis that they were issued under circumstances not involving a public offering. Further, there are no rights associated with any of the shares described above.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

The following table sets forth, with respect to the selling shareholders (i) the number of shares of common stock beneficially owned as of October 14, 2010, (ii) the maximum number of shares of common stock which may be sold by the selling shareholders under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling shareholders. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 50,608,087 shares outstanding as of the date of this prospectus.

Name of Selling Stockholder	Total Number Of Shares Beneficially Owned Prior to Offering (1)	Total Percentage Of Shares Beneficially Owned Prior to Offering (2)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering

Yan Gao	1,212,016	2.40%	1,212,016	0
Jing Li	606,061	1.20%	606,061	0
Wilhelm/Budihardjo	151,461	*	151,461	0
Galvin/Kwan	151,516	*	151,516	0
Chan Zee Wai Serena	151,455	*	151,455	0
Jianjun Zeng	99,413	*	99,413	0
Yi Liang	388,140	*	388,140	0
Shizhao Wang	301,250	*	301,250	0
Mei Wang	198,825	*	198,825	0
Brandon Lee	9,942	*	9,942	0
Jinsheng Li	129,237	*	129,237	0
Wenyu Liu	134,207	*	134,207	0
Yan Liu	22,022	*	22,022	0
Yanqiu Zhang	99,413	*	99,413	0
Hua Suo	9,942	*	9,942	0
Joseph J Amiel Money Purchase Plan (3)	75,758	*	75,758	0
James F. Truitt, Jr.	100,000	*	100,000	0
James F. Truitt, Jr., PA	100,000	*	100,000	0
John Kleinhart	100,000	*	100,000	0
Kevin Worth	30,304	*	30,304	0
Harvey I. Freeman	75,758	*	75,758	0
Yin Wang	110,969	*	110,969	0
William J. Reininger	75,757	*	75,757	0
Nirav Mehta	30,500	*	30,500	0
Li Shen	1,493,086	3%	1,493,086	0
Dai Jing	150,137	*	150,137	0
Dai Jing Daisy	89,650	*	89,650	0
Oi San kok Lo Hang Kam	30,243	*	30,243	0
Hai Ming Kang	1,537,078	3.04%	1,537,078	0
WenJie Yang	1,537,078	3.04%	1,537,078	0
Philla Bric Holdings LLC (4)	1,666	*	1,666	0
*Represents less than 1%

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
As of October 14, 2010 there were 50,608,087shares of our common stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder on  October 14, 2010, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of October 14, 2010), and (b) the denominator is the sum of (i) the 50,608,087common stock outstanding on October 14, 2010 and (ii) the number of shares of common stock such selling stockholders has the right to acquire within 60 days of October 14, 2010.

(3)	Joseph Amiel has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Jason Friedland has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

PLAN OF DISTRIBUTION

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at a price of $1.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The $1.50 per share offering price of our common stock was determined based on the $1.50 per share sales price of our common stock in our last private placement transactions of an aggregate of 1,667 shares consummated on May 3, 2010. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions or (ii) at such time our common stock is quoted on the OTC Bulletin Board or on any stock exchange on which the shares may be listed in the future, in one or more transactions, including block transactions in accordance with the applicable rules of such exchange. Once our common stock is listed, the selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  As of the date of this prospectus, there is no public market for our common stock. The selling stockholders are offering the common stock under this prospectus in the hope that such a market will develop. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions, including gifts;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In such event, commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholder will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our Common Stock. We will seek to have our common stock quoted on the OTC Bulletin Board as soon as practicable after the effective date of this registration statement. As of the date of this prospectus, there are 50,608,087 issued and outstanding shares of our common stock.

We intend to request a registered broker-dealer to apply to have our common stock listed on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. For further information regarding rules governing penny stocks, see Penny Stock Regulations below.

Holders

As of the date of this prospectus, there were 50,608,087 shares of our common stock issued and outstanding, and there were approximately 60 holders of record of our common stock.

Dividends

During 2009, Hongxing paid $3,615,313, which was 50% of accumulated profit of Hongxing before January 1, 2008, as dividends to two shareholders of Hongxing in 2009, among whom Mr. Chunde Meng, Director and Chief Operating Officer of the Company, received $2,530,719. Ms. Guoyun Yao, Charirman of the Board of the Company, received $1,084,594. Other than the foregoing, we have not declared or paid any cash dividends on our common stock during either of our last two fiscal years or during our last two fiscal quarters. The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. For an explanation of how this may restrict our ability to declare dividends on our common stock, please refer to the risk factors in the section entitled “Risk Factors – Risks Related to Doing Business in China.”

Securities Authorized for Issuance under Equity Compensation Plans

As of the date of this prospectus, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 9,202,884 shares of our common stock by the selling stockholders, all of which have issued to the selling stockholders. As of October 14, 2010, we have presently 50,608,087 shares of Common Stock issued and outstanding. None of the 50,608,087 shares is currently eligible for resale under Rule 144.

Rule 144 Shares

After February 15, 2008, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which, in our case, would equal approximately 506,080 shares of our common stock as of the date of this prospectus.

Consequently, as of October 14, 2010 there are approximately 50,608,087 shares of our common stock held by 60 shareholders of record, 9,202,884 of which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Penny Stock Regulations

Our common stock may be subject to regulations prescribed by the SEC relating to "penny stocks." The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse). For transactions covered by these rules,  other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Legal remedies, which may be available to the investor, are as follows:

●	If penny stocks are sold in violation of the investor's rights listed above, or other federal or state securities laws, the investor may be able to cancel his purchase and get his money back.

●	If the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages.

●	If the investor has signed an arbitration agreement, however, s/he may have to pursue a claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of our common stock and stockholders may have difficulty selling their securities.

REGISTRATION UNDER THE SECURITIES ACT

Except for the 9,202,884 shares of common stock being registered in the registration statement and described in this prospectus, the Company has not agreed to register any other shares of stock under the Securities Act.

DESCRIPTION OF BUSINESS

Corporate History

Asia Carbon Industries, Inc. was incorporated in the State of Maryland on June 23, 2008. Through the steps described immediately below, we became the indirect holding company for Taiyuan Hongxing Carbon Black, Ltd. ("Hongxing"), a manufacturer of carbon black products in the PRC, on December 29, 2009.

On November 10, 2008, we formed Liteweisi as our wholly-owned subsidiary and a "wholly foreign-owned enterprise" in the PRC.

Under the laws of the PRC, certain restrictions are placed on round trip investments, which are defined under PRC law as an acquisition of a PRC entity by an offshore special purpose vehicle owned by one or more PRC residents. To comply with these restrictions, on December 29, 2009, we, through Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yan and Chunde Meng (the “Hongxing Shareholders”).    Asia Carbon issued 32,615,455 restricted shares of its common stock to Karen Prudente, nominee and trustee for the Hongxing Shareholders, for Hongxing and the Hongxing Shareholders entering into the VIE Agreements. Karen Prudente’s role with respect to the restricted shares held by the Hongxing Shareholders is to manage the trust of the Hongxing Shareholders. These restricted shares issued to Karen Prudente were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933, as amended, on the basis that they were issued under circumstances not involving a public offering. As a result of the aforementioned transaction, the Hongxing Shareholders obtained control of the Company.

Generally, we provide Hongxing with technology consulting and management services pursuant to the VIE Agreements, the material terms which are as follows:

•
Entrusted Management Agreement – pursuant to this agreement entered into by and among the Hongxing Shareholders, Hongxing, and Liteweisi, the Hongxing Shareholders and Hongxing entrust the management of Hongxing to Liteweisi until (a) the winding up of Hongxing, (b) the termination date of the agreement as determined by the parties, or (c) the date on which Liteweisi acquires Hongxing. During the term, Liteweisi is fully and exclusively responsible for the management of Hongxing. In consideration of such services, the Hongxing Shareholders and Hongxing will pay a fee to Liteweisi as set forth in the agreement.

•
Exclusive Option Agreement – pursuant to this agreement entered into by and among Liteweisi, the Hongxing Shareholders, and Hongxing, the Hongxing Shareholders grant Liteweisi an irrevocable exclusive purchase option to purchase all or part of the shares of Hongxing, currently owned by any of the Hongxing Shareholders. Further, Hongxing grants Liteweisi an irrevocable exclusive purchase option to purchase all or part of the assets and business of Hongxing. Liteweisi and the Hongxing Shareholders will enter into relevant agreements regarding the price of acquisition based on the circumstances of the exercise of the option, and the consideration shall be refunded to Liteweisi or Hongxing at no consideration in an appropriate manner decided by Liteweisi. Upon the exercise of the option, Liteweisi will be subject to non-competition restrictions as set forth in the agreement.

•
Exclusive Purchase Agreement – pursuant to this agreement entered into by and among Liteweisi and Hongxing, Hongxing grants to Liteweisi the sole and exclusive right of purchasing all the products produced and manufactured by Hongxing at a price which is equal to the total cost of the products subject to adjustments by the parties’ mutual written agreement.

•
Pledge of Equity Agreement –pursuant to this agreement entered into by and among the Hongxing Shareholders (as Pledgors), and Liteweisi (as Pledgee), the equity interest of the Hongxing Shareholders is pledged to guarantee all of the rights and interest Liteweisi is entitled to under the Entrusted Management Agreement, the Exclusive Option Agreement, and the Shareholders’ Voting Proxy Agreement. The Hongxing Shareholders pledge, by way of a first priority pledge, all of its rights, title and interest in (i) 100% of the equity interest in Hongxing, (ii) 100% of the registered capital of Hongxing, (iii) all investment certificates and other documents in respect of the registered capital of Hongxing, (iv) all money, dividends, interest and benefits at any time arising in respect of all the equity interest and registered capital of Hongxing, and (v) all voting rights and all other rights and benefits attaching to or accruing to the equity interst of the registered capital of Hongxing to Liteweisi.

•
Shareholders’ Voting Proxy Agreement – pursuant to this agreement entered into by and among the Hongxing Shareholders and Liteweisi, the Hongxing Shareholders irrevocably appoint the persons designated by Liteweisi with the exclusive right to exercise, on their behalf, all of their voting rights of Hongxing. The persons designated by Liteweisi shall be the full board of directors of Liteweisi.

Through the VIE Agreements , we have the ability to substantially influence Hongxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of the VIE Agreements, which enable us to control Hongxing and operate our business in the PRC through Hongxing, we are considered the primary beneficiary of Hongxing.

When we sell our equity or borrow funds we expect the proceeds will be forwarded to Hongxing and accounted for as a loan to Hongxing and eliminated during consolidation. We may also use the proceeds to repurchase our capital stock or for our corporate overhead expenses. If we borrow funds we expect to be the primary obligor on any debt. For example, in April, 2010 we raised $1,368,464, and in May 2010, we raised $1,667,984.34 in two private placements from certain non-affiliated accredited investors in a private placement of our common stock. Net proceeds after our expenses were provided to Hongxing through Liteweisi.

Liteweisi’s control over Hongxing under the preceding agreements requires us to consolidate its financial statements pursuant to the FASB Interpretation 46, “Consolidation of Variable Interest Entities (VIEs)” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51 because Hongxing is considered a variable interest entity of Liteweisi.

FIN 46R requires a variable interest entity to be consolidated by any company that is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Since Liteweisi is the primary and only beneficiary of Hongxing (the variable interest entity), FIN 46R requires the consolidation of its financial statements with Liteweisi and ultimately consolidated with Liteweisi parent company, Asia Carbon.

By causing our subsidiary Liteweisi to enter into the VIE Agreements, we obtained substantially the same result as a direct share exchange, which is to permit us to consolidate the financial results of Hongxing as our VIE.

The following diagram sets forth the current corporate structure of the Company:

Neither Asia Carbon nor Liteweisi has any operations or plans to have any operations in the future other than acting as a holding company and management company for Hongxing and raising capital for its operations. However, we reserve the right to change our operating plans regarding Asia Carbon and Liteweisi.

History Of Hongxing

Hongxing, the primary entity through which we operate our business, was formed on December 4, 2003 as a limited liability company under the laws of the PRC, under the approval of Shanxi Development and Reform Commission. In December 2009, Hongxing and Liteweisi, a wholly-owned subsidiary of Asia Carbon, entered into a number of contractual agreements by which Liteweisi was entrusted to manage and operate Hongxing. These contractual agreements, described in further detail above, also provide for the consolidation of the financial statements of Asia Carbon, Liteweisi, and Hongxing.

Business of Hongxing

We are a holding company that, through our wholly-owned subsidiary Liteweisi and our variable interest entity ("VIE") Hongxing, manufactures in the PRC a series of high quality carbon black products under the brand name “Great Double Star”.

According to Company research, we are one of the top ten carbon black producers in Shanxi Province in China and have established relationships with a high-profile customer base.  Revenue and net income have grown consistently since inception, and in the fiscal year ended December 31, 2009, we reported revenues of $20.6 million, representing a 16% decrease over the prior fiscal year, and $2.98 million in net income, a 16% increase as compared the same period in 2008.

Carbon black is a deep black powder with a number of applications. Derived from the controlled combustion of coal tar or residual oil feedstock, carbon black’s desirable chemical properties make it a critical raw material for many industries.  It is widely used within the rubber industry as reinforcing filler; the paint and coating industry use carbon black as coloring agent and it is used in batteries as a conductive agent.  Carbon black is used predominately by the automotive tire industry, where it can improve rubber’s strength, wear resistance, and life span, and thus lower the overall cost of tire products.

Hongxing manufactures carbon black primarily through dry method production and is in the process of converting one of its existing lines into a wet method production to produce better quality, lower cost, and more environmentally friendly carbon black.

Industry Overview

According to the Carbon Black World Data Book 2008, an industry report issued by Notch Consulting Group that is published annually to provide an overview of the carbon black industry, demand in the carbon black industry is forecast to rise 4.2 % per year through 2010 to nearly 11 million metric tons per year.  While growth in worldwide demand may slow, it is anticipated that China’s domestic demand will continue to bolster a healthy rubber market.

China is the world’s second largest producer of carbon black.  According to a 2008 report by Dong Fang Securities, a national and comprehensive securities company in China that provides services like security underwriting, brokerage, investment consulting, and financial advising, the rubber industry accounts for 89.5% of worldwide carbon black output, 67.5% of which is used for tire manufacturing, 9.5% is used for other rubber car parts (such as fan belts, bumpers, etc.). Other industries account for 10.5%.

It is management’s belief based on industry experience that modern carbon black products are an adaption of early "lamp blacks" first produced in China over 3,500 years ago, when printers used the soot generated from burning oil in lamps to make ink.  The technology did not change much until advances in the twentieth century facilitated cost-effective mass production.  Today, carbon black is primarily produced from "sour" gas (natural gas that contains hydrogen sulfide or sulfur) and coal tar (one of the by-products formed when coal is carbonized to make coke or gasified to make coal gas).

It is also our belief based on industry experience that the majority of existing production lines use a traditional “dry” granulation method to produce carbon black. While this method is efficient, there are drawbacks. In its initial form, carbon black is a fluffy, black powder, which is difficult to handle and easily released into the atmosphere where it can be breathed in by workers.  Without proper ventilation and worker protection, this can be a health hazard.  Carbon black dust can also get into small, even closed spaces such as electrical boxes, making it difficult to keep the work area clean.

It is also our belief based on industry experience that Carbon black supplies were initially produced largely in the United States, predominately in oil producing areas such as Texas. However, as environmental and employee health concerns grew, production in the US decreased substantially.  The shortfall was made up for in countries like China, where regulations are less stringent and labor is more accessible and less expensive.  Today, these countries account for the majority of global production.

Over time, efforts to improve the overall manufacturing process resulted in the development of a “wet” granulation production method.  This wet process virtually eliminates the carbon dust and provides a host of additional benefits.  Wet manufacturing lowers the cost of producing carbon black, leaves a smaller environmental footprint, and yields a final product that is denser and more durable. As a result, longer lasting end products are produced. The Company is in the process of converting one of its existing lines from a dry granulation to the wet method production.

Carbon Black Industry in China

A report from China’s Carbon Black Society (Fourth Issue, 2009), the only national organization in the carbon black industry in China whose mandate is to assist the government to supervise the industry, conduct industry research and statistics, and to publish such research findings, and whose data are widely used and regarded as authoritative,  of which Hongxing is a member, indicated that in 2007, the aggregate net revenue for the 39 members was $485 million, a 55.87% increase as compared to 2006.  Sales volume for 2007 was 1.78 million tons, an increase of 31.17% as compared to 2006.  As a whole, China’s carbon black production capacity continues to grow; in 2008, the total output of carbon black in China reached 2.43million tons, a 5.65% increase of 2.3 million tons from the total output in 2007.

There are several factors affecting China’s carbon black market.  The following is an overview of the key issues.

Today, there are more than 40 carbon black varieties for rubber production, of which the China market currently produces approximately 30 according to the Handbook of Rubber Industry (Revised), Second Subset, published by Chemical Industry Press, a science and technology publisher with publications on subjects like chemistry, chemical technology, materials, environment, energy, biotechnology, and pharmacy. The total output of carbon black is in surplus, but the availability of high-quality and wet-granulation carbon black varieties for radial tire production is still insufficient to meet demand.  As this continues to improve, and the quality, price and performance of China’s product can satisfy the requirements in the international market, China’s exports will continue to rise.

In China, tire manufacturing accounts for use of more than 80% of total carbon black output.  According to the China Association of Automobile Manufacturers, a self-regulatory and non-profit organization for auto manufacturers, spare part manufacturers and related industries approved by the Ministry of Civil Affairs of China, auto sales in 2009 were 13.64 million vehicles, an increase of 46% over 2008. The projected sales for 2010 is 15million units.  In the next few years, it is also expected that more and more global tire manufacturers will shift their production base to China. Overseas and domestic market demands will stimulate tire industry growth, which, in turn, increases the demand within the carbon black industry.

In order to accelerate the industrial restructuring, and to prevent redundant low-level construction and environmental pollution, China strengthened the macro-control of the carbon black industry in June 2002, issuing "The Directory of the Elimination of Outdated Production Capacity, Processes and Products". According to the Directory, any dry granulation device with annual production capacity of less than or equal to 10,000 tons of carbon black was to be eliminated. This decree resulted in more than 70 small-scale carbon black manufacturing companies withdrawing from the market due to outdated technology. As the market of carbon black intensifies, small-scale and poor performing enterprises will be continue to be eliminated. The China market favors large enterprises with great production capacity and modern technology.

It is management’s belief based on industry experience that China’s Tenth Five-year Plan with respect to the carbon black industry targets the development and production of high-quality and high-grade varieties for radial tires, especially for "green" high performance tires and tires with low rolling-resistance. As demand for conventional carbon black varieties for bias tires and other downstream sectors eventually decreases, the Five-Year Plan encourages the carbon black sector should make greater efforts in technical innovation and product development to satisfy the demand in the tire market.

While benefiting companies such as Hongxing, with the capability and resources to heed these government initiatives, such directives also serve as barriers to entry for new firms who must secure construction and environmental permits; many new projects have been rejected due to deviation from environmental protection standards. In recent years, China’s carbon black companies have made great strides to achieve energy conservation and emission reduction.

Properties of Carbon Black

The main three properties of carbon black are:

Particle Size

The diameter of spheric particles is the fundamental property which largely affects blackness and dispersibility when carbon black is mixed with resins or other vehicles. In general, the smaller the particle size is, the higher the blackness of carbon black becomes. Dispersion, however, becomes difficult due to an increase in coagulation force.

Structure

Like particle size, the size of the structure also affects the blackness and dispersibility of carbon black. Generally, the increase of structure size improves dispersibility but lowers blackness. Carbon black with a larger structure in particular shows an excellent conductive property.

Surface Chemistry

Various functional groups exist on carbon black’s surface. The affinity of carbon black with inks or paint varnishes changes depending on the type and amount of the functional groups.

Carbon black, with a large amount of hydroxyl group given with oxidation treatment, has a greatly enhanced affinity to print inks or varnishes, showing an excellent dispersibility.

Production of Carbon Black

Carbon black is produced with the thermal decomposition method or the partial combustion method using hydrocarbons such as oil or natural gas as raw material.

The characteristics of carbon black vary depending on manufacturing process, and therefore carbon black is classified by manufacturing process. Carbon black produced with the furnace or “dry” process, which is the most commonly used method now, is called or “furnace black,” distinguishing it from carbon black, which is manufactured with other processes.

The Company’s existing production lines use the dry granulation method to produce carbon black.  This method forms carbon black by blowing petroleum oil or coal oil as raw material (feedstock oil) into high-temperature gases to combust them partially. This method is suitable for mass production due to its high yield, and allows wide control over its properties such as particle size or structure. This is currently the most common method used for manufacturing carbon black for various applications from rubber reinforcement to coloring.

While this is efficient, a significant amount of carbon dust is generated. It is this dust which causes health and environmental concerns.  The “wet” granulation lines that Hongxing is in the process of installing provide a number of significant benefits, including gas comprehensive utilization, lowering black carbon production cost, reducing environmental pollution, increasing black carbon product quality, and increased varieties of black carbon. One of Hongxing’s existing production lines is already being upgraded and is expected to be in production using the wet granulation method by August 2010.

Products

The Company currently manufactures one “soft” and two “hard” carbon black products, called N660, N330, and N220, respectively.
The Company’s main product N660, is a soft carbon black which has the flexibility necessary for the production of automobile tire inner tubes and hoses.  The Company also produces N220 and N330 hard carbon black. N220 hard carbon black, which has good strength and elongation properties, is mainly used in the manufacturing of automobile tires. The N330 hard carbon black has a lower production cost and is mainly used in manufacturing sides of automobile tires.

The price of hard carbon black is slightly higher than that of soft carbon black. Although the cost of hard carbon black is a little higher than that of soft carbon black, the demand for hard carbon black is significantly higher than the demand for the soft.

As of December 2009, the market price of N220 hard carbon black was $880 per ton, the market price of N330 hard carbon black was $803 per ton, and the market price of N660 soft carbon black was $830 per ton. In terms of profitability, N660 is the most profitable product (the cost of producing N660 is the lowest among the three products). Producing a ton of N660 soft carbon black costs roughly 1.7 tons -1.8 tons of coal tar, and the profit margin is about 30%; while producing a ton of N220 or N330 hard carbon black costs about 1.9 tons of coal tar, and the profit margin is only 23% -24%.

Manufacturing

The dry production of carbon black includes five processes: the supply of raw materials process, carbon black cracking process, and use of waste heat process, separation of carbon and black process, and dry granulation and packaging process, as illustrated in the following diagram. Each of the Company’s production lines typically runs for 11 months of the year, leaving one month for repair and maintenance.

Dry Production Process of Carbon Black

Raw Material Supply………
Dehydration of Fuel oil
Dehydration of Feedstock
Combustion Chamber
Carbon Black
Fromation Reaction
Reaction Chamber
Heat Exchanger
Air heat exchanger
Separation of Carbon
And Black
Separation of gas
Dry Granulation
Refining granulation
Testing
Packaging Test
Packaging
Products Storage

Uses for Carbon Black

Practically all rubber products which require good tensile and abrasion wear properties use carbon black, thus they are black in color. Where physical properties are important but colors other than black are desired, such as white tennis shoes, precipitated or fused silica is typically substituted. The most common use of carbon black has been as a reinforcing agent in tires. Today, because of its unique properties, the uses of carbon black have expanded to include pigmentation, ultraviolet (UV) stabilization and conductive agents in a variety of everyday and specialty high performance products, including:

Tires and Industrial Rubber Products

Carbon black is added to rubber as both a filler and as a strengthening or reinforcing agent. For various types of tires, it is used in inner liners, carcasses, sidewalls and treads utilizing different types based on specific performance requirements. Carbon black is also used in many molded and extruded industrial rubber products, such as belts, hoses, gaskets, chassis bumpers, and multiple types of pads, boots, wiper blades, fascia, conveyor wheels, and grommets. A typical car tire contains approximately 3.63 kg of carbon black

Coloring Agent for Ink and Paints

Carbon black has higher tinting strength compared to iron black or organic pigments, and is widely used for newspaper inks, printing inks, India inks, and paints. Carbon black is also used as black pigment for inkjet ink or toners.  Carbon blacks enhance formulations and deliver broad flexibility in meeting specific color requirements.

Resin and Film Coloring Agents

Carbon black has high tinting strength and is thermally stable, and therefore it is widely used for general coloring for resins and films. Carbon black is also excellent for absorbing ultraviolet light, providing both a superb resistance against ultraviolet rays and a coloring effect when just a small amount is mixed with resins. Carbon black based resins are used in automobile bumpers, wire coverings and steel pipe linings which require weather resistance in particular.

Electric Conductive Agent

Carbon black particles have a graphite-like crystalline structure, providing excellent electric conductivity.  Therefore, carbon black is widely used as conductive filler, mixed in plastics, elastomers, paints, adhesives, films, and pastes. For example, fuel caps and fuel-introducing pipes for automobiles are required to provide electric conductivity for preventing static and carbon black is an excellent antistatic agent.

Electrostatic Discharge (ESD) Compounds:

Carbon blacks can be designed to transform electrical characteristics from insulating to conductive in products such as electronics packaging, safety applications, and automotive parts.

Plastics

Carbon blacks are widely used for conductive packaging, films, fibers, moldings, pipes and semi-conductive cable compounds in products such as refuse sacks, industrial bags, photographic containers, agriculture mulch film, stretch wrap, and thermoplastic molding applications for automotive, electrical/electronics, household appliances and blow-molded containers.

High Performance Coatings:

Carbon blacks provide pigmentation, conductivity, and UV protection for a number of coating applications including automotive (primer basecoats and clearcoats), marine, aerospace, decorative, wood, and industrial coatings.

Raw Materials and Equipment

The principal raw material used in our manufacture of carbon black is the residual heavy oils derived from the distillation of coal tars.  Raw material costs generally are influenced by the availability of various types of carbon black feedstock and natural gas, and related transportation costs.

Shanxi Province, where Hongxing’s facilities are located, is rich in coal tar resources, giving the Company an ample supply of raw materials.  Even under serious competition for coal tar supply, Hongxing’s management believes that it would be able to stabilize its supply chain.  Additionally, as Hongxing expands its operations, it anticipates that it will garner greater purchasing power, which in turn will the company greater leverage in pricing.

We have entered into long term contracts with a number of suppliers. Such long term contracts are typically for only one year terms in our industry due to the fluctuating prices of the raw materials. We believe these contracts help us maintain regular production capacity even when supply experiences a shortage. During the year, the contracts guarantee the supply of specified amount of the raw material from the supplier, but the exact purchase price is determined by market condition at that time when purchase occurs. We keep good relationship with our suppliers, and we believe that they grant us priority in purchase the raw material at a competitive price.  Because the price of raw materials fluctuates in accordance with supply and demand, the price of our end products will reflect the price fluctuation of the raw materials.

Production equipment includes the following: burning furnace, reaction furnace, heat collecting furnace, air heater, dyer, industrial blender, air blower, industrial vacuum, oil pre heater, pressuring air generator, oil pump, water pump, air filter,  lifter, storage container, packaging machine, DCS controller etc. Production equipment is manufactured according to our specifications in accordance with national safety standards.

Suppliers

For the last three fiscal years, Hongxing’s top 6 suppliers were as follows:

Suppliers and purchase amounts in 2007-2009

Name	Product Supplied	Value (RMB)	Percentage of Purchases (%) 2007	Percentage of Purchases (%) 2008	Percentage of Purchases (%) 2009
Taiyuan Coal GasificationCo.,Ltd	Coal Tar	67,648,742	17.92	21.99	19.08
Taiyuan Gengyang Industries Co.,Ltd	Coal Tar	66,827,354	19.01	20.18	19.23
Taiyuan Dongsheng Coking & Gas Co.,Ltd	Coal Tar	66,390,724	19.84	19.9	19.22
Shanxi Changyuan Coking Co.,Ltd	Coal Tar	59,156,086	17.96	16.16	17.79
Shanxi Yinyan Energy Development Co.,Ltd	Coal Tar	51,627,506	15.31	13.28	16.91
Xiaoyi Jinhui Cold & Coking Co.,Ltd	Coal Tar	30,047,176	9.96	8.49	7.77

Total Purchases			115,410,205.13	123,487,170.94	103,838,598.28

Customers

Hongxing currently sells to 12 customers, three of which account for approximately 74% of sales: Xuzhou Xulun Tire Co., Ltd, Shandong Shifeng Group and Shandong Double Star Tire Industry Co., Ltd. The following table illustrates the percentage of sales to each of our 12 customers in the last three fiscal years.

Major customers and sales amount in 2007-2009

	Company Name	Percentage of Sales, 2007	Percentage of Sales, 2008	Percentage of Sales, 2009
1	Xuzhou Xulun Rubber Co., Ltd.	33%	32%	31%

2	Shifeng Juxing Tire Co., Ltd.	27%	25%	22%

3	Shandong Luhe Group Co., Ltd.	8.50%	9%	21%

4	Company D	8.00%	7%	8 *

5	Company E	5.50%	8%	6%

6	Company F	5.50%	7%	7%

7	Company G	4.00%	3%

8	Company H	2.00%	4%	5%

9	Company I	2.50%	2%

10	Company J	1.00%	1%

11	Company K	2.00%	1%

12	Company L	1.00%	1%

Sales and Marketing

Because carbon black is essentially a commodity and there a relatively few large end users, the industry is relationship- and price-driven rather than directed by marketing efforts.  To that end, Hongxing’s sales team focuses on spending time with existing and potential customers.  The Hongxing has assigned an exclusive sales person for each major market, and each of its target customers are visited frequently.  Currently, the majority of sales occur in Shandong Province, Jiangsu Province and Guangdong Province.

Hongxing’s target market is large-scale rubber companies and tire producers, and the Company’s management believes it has strong relationships with existing customers.  With its effective, dedicated sales network, high quality product, reasonable price and strong after-sale service, management believes that as much as 90% of Chinese tire manufacturers are familiar with its products.

Currently our production falls short of market demand. In spite of this, we are seeking to expand our business presence and distribution channels in China. We have already established an office in Qingdao, Shandong province, with plans to expand our business into areas where major tire manufacturers are located.

We plan to promote our products and increase our brand awareness through our relationships with several trade companies in the bonded area of Qingdao. Meanwhile, we will continue to cultivate good relations with some rubber and plastic companies.

Growth Strategy

We have established a multi-prong growth strategy, with the objective of establishing the Company as a leading manufacturer and marketer in China’s growing carbon black sector, with a particular emphasis in the tire and automotive industries.

To execute this strategy, we intend to implement the following plan:

Complete conversion of existing production facilities.  The primary component of this strategy is the addition of wet processing capabilities, which will provide the Company and its customers with several benefits, as discussed below.  The capacity of the first wet line will be approximately 25,000 tons. We anticipate the construction of two additional wet lines in the following years, each with a 30,000 ton capacity.  When fully implemented, these three lines will provide the company with an estimated 85,000 tons of additional capacity per year.

Reduced dependence on petroleum and natural gas. The combustion of tar or carbon black oil is imperfect. It releases two byproducts: tail gas and carbon black. The wet process for manufacturing carbon black utilizes specific tail gas combustion chambers that supply heat energy to boilers, dryers and oil pre-heaters thereby eliminating the need for petroleum oil or natural gas.

Development of superior end product. Wet carbon black products are more stable than dry carbon black products in terms of quality and performance.  In the next five years, we believe that our clients will require their carbon black to be denser and of higher quality in order to satisfy these three properties: lower rolling resistance, higher wet skid resistance, and stronger wear resistance. This denser, higher quality carbon black can only be produced through wet processing means.

Improved Margins. After adopting the wet granulation method, the quality of the carbon black products will be dramatically improved and we estimate that the sales margin for the new products will be around 30 percent. While the raw materials expense it the same, the process is more expensive, however the higher quality end product enables the company to change a premium for wet process carbon black.
While demand for wet carbon black will gradually replace dry carbon black as an important raw material in the rubber tire industry, we anticipate that dry carbon black will still be in demand as many factories still utilize it for lower cost products.

Expansion of the distribution network.  Management believes the domestic market represents a substantial opportunity, particularly as China’s rural economy is modernized.  The nation’s growing “middle class” continues to increase demand for automobiles.  To this end, we will continue to add to our dedicated sales force within existing markets, in addition to expanding into new geographic areas.

Expansion of production capacity. Once Hongxing has had the opportunity to fine-tune the operation of its initial wet production line, we plan to expand its current production capacity.  We intend to add a new wet granulation production line in each of the next three years.  Work has begun on the first line, which will be an upgrade of an existing line with annual production capacity of 25,000 tons. This facility is expected to be “online” in the second half of 2010.

The next two wet production lines will each have annual production capacity of 30,000 tons of carbon black, leaving the company with three dry production lines and three wet production lines with a total output of 85,000 tons.  At today’s pricing, this translates into approximately $112 million in revenue potential.

Each line will take approximately 8 months to build, test and bring online.

Investment in recyclable energy. In conjunction with the addition of these new production lines, subject to the availability of financing, the Company intends to construct a thermal power plant within their facility campus that would use the tail gas generated from the manufacturing of the carbon black to generate electricity. There are no specific plans for construction of a thermal plant at this time.

Continue to Develop and Market New Products. As China continues the shift from an agricultural market to a “controlled” capitalist environment, the demand for other carbon black related products, such as toner, high performance paints, electric materials, etc. is expected to expand as well.  Management will be opportunistic in its approach to new product development.  Line extensions are expected to come as a result of through internal research and development, customer requests, and acquisition.  In conjunction with the expansion of production capacity, we plan to continue to target and cater to the needs of both our new and existing customers.

Quality Control

Carbon black dust spreads easily in air through virtually any air current or movement.  Additionally, because carbon black is a pigment, it can stain exposed surfaces. We remain concerned with the effects of our operations on our employees and the environment, and to that end, management has instituted specific procedures that minimize the production of dust and optimize the working conditions. These specific procedures entailed strengthening the Company’s previous measures and standards, including upgrading the granulator, installing the dust-absorption to equipments by section and classification, upgrading previously manual operations to a numerically controlled automatic packing system.

It is management’s belief based on industry experience that generally, there are no negative clinical health effects to the manufacture of carbon black.  However, our facilities are subject to regular inspection to ensure that it complies with health, safety and environmental regulation.  This includes regular maintenance of equipment, training of employees with regard to handling of carbon black, and regular review of emergency response to conditions associated with the use of carbon black.

Hongxing’s advanced technology and scientific means of detection have met PRC’s environmental protection and safety requirements. Our carbon black products have been verified by the ISO9000 quality system certification, and were identified by the Industrial Technology Research Institute.  Our products are fully in compliance with national standards.  To meet the environmental protection and safety standards, we are monitored by the local Environmental Protection Monitoring Station. These inspections are carried out in three aspects: (i) air surveillance, using TH0150C large air sampler and TG328B analysis libra.and measured against the national air pollutant emission standard, (ii) noise surveillance, using HS6288D noise analysis instrument and measured against the national industrial enterprise factory boundary noise emission standard and (iii) water surveillance, using a series of analysis instruments such as  TG328B analysis Libra and measured against the national standard for general wastewater discharge.

We have been awarded the “Orange Company Prize” by Shanxi Environment Protection Administration. The Orange Company Prize is awarded by the provincial environmental government to indicate that our environment protection standards meet the required standards. The Bureau of Environmental Protection of Taiyuan classify the local companies into 5 categories by different environment protection level being achieved. Among them, the red and blue awards are the top two levels, while red and black level mean that the company has failed to meet environmental protection standards. The orange award means that the company meets all the required standards.

Competition

According to a research report by Orient Securities Co., Ltd, although the $8.8 billion carbon black market represents a substantial opportunity, the industry is competitive, and concentrated.  The top three transnational corporations, Cabot Corporation, Degussa AG, and Columbian Chemicals Company, account for approximately 47% of the world's overall capacity of carbon black.  Each of these firms has production faculties in China, where production is also concentrated.

In 2008, the total output of carbon black in China reached 2.43 million tons, while the top 15 manufacturing enterprises reached 1.6 million tons, accounting for 65.8 percent of total output. The following table illustrates the top 15 carbon black manufacturers in China.

Top 15 Carbon Black Companies in China

No.	Company Name	Output in 2008(Ton)	Growth Rate
1	Jiangxi Black Cat	258,000	7.29%
2	Cabot Chemical	250,000	-5.30%
3	Longxing Chemical Group	146,347	21.96%
4	Zhongxiang Chemical Industry	138,373	-13.11%
5	Suzhou Baohua Carbon Black	113,846	30.83%
6	Shandong Huadong Rubber Material	111,006	22.71%
7	Shijiazhuang Xinxing	87,012	11.47%
8	Hebei Daguangming Industry Group	85,158	4.06%
9	Dashiqiao liaoBin	75,077	2.98%
10	Qingdao Yingchuang Chemical	66,000	2.01%
11	Shanxi Beifang Junwei Group	57,607	3.19%
12	Hangzhou Fuchunjiang Chemical	57,607	3.71%
13	Shandong Beisite Chemical	51,972	1.42%
14	Tianjin Haitun Carbon Black	50,841	-24.34%
15	Guangdong Haiyin Group	50,088	11.31%
	Others	829,718
	Total	2,428,652	5.0%
                                            Source: China’s Carbon Black Institute

Since new participants must undergo a long period of production before they are capable of satisfying large quantity orders, management believes our primary competition lies in current market participants.  Currently carbon black manufactures are expanding their facilities through the use of new technologies and acquisition, new participants will find it very difficult to gain markets share. The entry requirements for entering the industry have become tougher.

One of the largest barriers to entry is developing solid long-term clients. We believe that we already have long-term relationships with several of our important customers, like Xuzhou Xulun Rubber Co.,Ltd, Shifeng Juxing Tire Co., Ltd and Shandong Luhe Group Co., Ltd.

Intellectual Property

Our trademark “Great Double Star” has been registered with the State Administration for Industry and Commerce, Trademark Office, and is valid from February 14, 2008 to February 13, 2018. It is registered for use with Commodity (Type 1), namely industrial carbon black:chemical rubber enhancer, industrial chemicals, activated carbon, accelerants, fixative, gas purifying agent, rubber preservatives, chemicals for industrial usage.

Government Regulation

Environmental Regulation

Hongxing’s operation and facilities are subject to environmental laws and regulations stipulated by the national and the local environment protection bureaus in China. Relevant laws and regulations include provisions governing construction of production lines, air emissions, water discharges and the management and disposal of hazardous substances and wastes, more particularly, the laws on environment protection, water and air pollution, air pollutant emission standards, general wastewater discharge standards and industrial enterprise factory boundary noise emission standards.

On November 15, 2004, Hongxing obtained a construction commencement approval for its construction of one production line with production capacity of 12,000 tons of carbon black per year from the Taiyuan Municipal Environmental Protection Bureau. Failure to obtain the necessary environmental approvals for construction of our production lines and pollution emission permits may subject us to fines and, in some cases, may even result in the mandated cessation of production. However, Hongxing is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor has it been subject to any action made by any environmental administration authorities of the PRC.

Regarding the cost of compliance, the annual investment on environmental protection equipment totals 7.9 million RMBs. That includes 5.4 million RMBs on bag-filtering deduster, 1.6 million RMBs on wastewater treatment equipment, and 900,000 RMBs for the change of filtering bag and related materials.

Hongxing maintains controls at its production facilities to facilitate compliance with environmental rules and regulations. Hongxing is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor has it been subject to any action made by any environmental administration authorities of the PRC. To management's knowledge, Hongxing’s operation meets or exceeds the existing requirements of the PRC.

Employees

As of October 14, 2010, Hongxing had 215 full time employees, of which five are senior management, two are administrators, two are in human resources, three are in supplies, six are in sales and transportation, four are in finance, four are in the technology department, three are in the safety and environmental protection department, six are in logistics, twelve are in the testing center, five in storage and 153 employees are involved in the production of carbon black.

Hongxing maintains good relations with its employees. All of its employees belong to the Labor Union committee of Taiyuan Hongxing Carbon Black Co., Ltd, it is a self-operated organization but governed by the General Labor Union of Xigu Village, Qingxu County.

            Hongxing is required to contribute a portion of its employees' total salaries to the Chinese government's social insurance funds, including medical insurance and unemployment insurance and to purchase job injuries insurance for employees, in accordance with relevant regulations. The government's social insurance funds account for 10% of employees' total salaries, while job injuries insurance premiums are about RMB 50 (approximately US$7) per person. Hongxing expects the amount of its contribution to the government's social insurance funds and the cost related to job injuries insurance to increase in the future as it expands its workforce and operations.

Executive Offices

Our executive office in China for Hongxing is located at Qingxu County, Taiyuan, Shanxi Province, Tel: 86-351-5966868, and Fax: 86-351-5966308.  Our company website address is: www.asiacarbonindustries.com

Risk of Loss And Product Liability Insurance

The Company doesn’t have any product liability insurance for its products.

DESCRIPTION OF PROPERTY

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants landholders a "land use right" after a purchase price for such "land use right" is paid to the government. The "land use right" allows the holder the right to use the land for a specified long-term period of time and enjoys all the incidents of ownership of the land. The following are the details regarding Shanxi Hongxing’s land use rights with regard to the land that it uses in its business.

Land Use Rights through Grants from Land Management Authority

User of the Land	Hongxing
Location	Xigu Villiage South, Qingxu County, Taiyuan, Shanxi Province
Usage	For Industrial usage
Area ( ㎡ )	39,000 m2
Form of Acquisition	Lease
Expiration Date	2054
Encumbrances	No

We occupy the following buildings, as set forth below:

Owned Premises

	1	2	3	4
Owner	Hongxing	Hongxing	Hongxing	Hongxing
Location	Xigu village South,Qingxu County	Xigu village South,Qingxu County	Xigu village South,Qingxu County	Xigu village South,Qingxu County
Category	Office building	Manufacture office	Warehouse	Factory plant
Area ( ㎡ )	1358	1040	3447	2089
Usage of Design	Management center	Manufacturing Management	Storage	Manufacturing
Structure	Frame structure	Brick and concrete structure	Steel frame	Brick and concrete structure
Encumbrances	No	No	No	No

Leased Premises

We have the following leases over two pieces of land use for production line construction.

No.	Lessor	Location	Term	Rent per Year (RMB)
1	Xigu Village,Qingxu County	Xigu Village,Qingxu County	2003.07-2053.07	10,000
2	Xigu Village,Qingxu County	Xigu Village,Qingxu County	2006.07-2056.06	10,000

LEGAL PROCEEDINGS

Neither we nor any of our subsidiaries nor Hongxing is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us, Hongxing or our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 14, 2010 by (i) any person or group with more than 5% of our voting securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)	Percent of Common Stock (2)
Common Stock	Guo Yun Yao, Chief Executive Officer, President, Secretary and Chairman of the Board of Directors Address: 110 Wall Street, 11th Floor, New York, NY 10005(4)	29,680,064	58.65%

Common Stock	Xiaolong Zhou, Chief Financial Officer Address: 110 Wall Street, 11th Floor, New York, NY 10005	0	*

Common Stock	Meng Chun De, Chief Operating Officer and Director Address: 110 Wall Street, 11th Floor, New York, NY 10005(3)	2,935,391	5.81%

Common Stock	Michael Segal, Director Address: 110 Wall Street, 11th Floor, New York, NY 10005	100,000	*

Common Stock	Shi Lei, Vice President of Finance and Director Address: 110 Wall Street, 11th Floor, New York, NY 10005	0	*

Common Stock	Wang Jianjun, Assistant Vice President of Finance and Director Address: 110 Wall Street, 11th Floor, New York, NY 10005	0	*

Common Stock	All Directors and Officers of the Company as a group	32,715,455	64.46%

 *Less than 1% of the outstanding common stock.

(1)	As of the date of this prospectus, none of the beneficial owners listed in the table holds any option, warrant or other right to acquire any shares of our common within 60 days.

(2)
As of October 14, 2010, we had 50,608,087 outstanding shares of common stock. Because none of the beneficial owners listed in the table holds any option, warrant or other right to acquire any shares of our common within 60 days of the date of this prospectus, the calculation of percentage of class held by each owner does not include any such shares.

(3)
This figure represents the 2,935,391 shares of common stock owned by Meng Chun De. Karen Prudentee, nominee and trustee for Meng Chun De, exercises the sole voting power with respect to the shares holder in the name of Meng Chun De, but disclaims beneficial ownership of such shares.

(4)
This figure represents the 29,860,064 shares of common stock owned by GuoYun Yao. Karen Prudentee, nominee and trustee for Guo Yun Yao, exercises the sole voting power with respect to the shares holder in the name of Guo Yun Yao, but disclaims beneficial ownership of such shares.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following are our officers and directors as of the date of this prospectus. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

Directors and Executive Officers of Asia Carbon:

Name	Position	Age

Guo Yun Yao	Chief Executive Officer, President, Secretary and Chairman of Board	48

Chun De Meng	Director and Chief Operating Officer	47

Xiaolong Zhou	Chief Financial Officer	58

Michael Segal	Director	68

Shi Lei	Director and Vice President - Finance	31

Wang Jianjun	Director and Assistant Vice President – Finance	29

Guo Yun Yao Ms. Yao founded Hongxing in December 2003 and has served as Chairman of Hongxing since that time. Ms. Yao currently also serves as Chief Executive Officer, President, and Secretary of the Company since May 2010.  She is responsible for the day-to-day management and major decision-making in the operating company.  She also served as the general manager of Chongxing Qingxu County Tapestry Limited since January 1998. Prior to joining the Company, from 1987 to 1993, Ms. Yao served as general manager of the Xigu Village Carpet Processing Co., Ltd.  She has also worked at bureau of City Management of Qingxu County from January 1994 to December 1997, which engaged in construction work. Yao participated in the “National Economy Training Program of Women” in Shanxi Province in 2006. She was awarded “Woman of the Year in Taiyuan Economy” in 2007. She was elected the member of Chinese People’s Political Consultative Conference (CPPCC) Committee in Qingxu County for two consecutive terms (2007, 2008). Ms. Yao’s knowledge and expertise in the Company’s industry, her history with the Company, her management skills and other business experience and acumen led to the Board’s conclusion that Ms. Yao should serve as Chairman of our board of directors.

Chun De Meng joined Hongxing in 2003 as head of the company’s market development team and in December 2003 he became General Manager of Hongxing, primarily responsible for operations and sales. He also served as the Chairman of Chongxing Qingxu County Tapestry Limited since January 1998. Prior to that, Mr. Meng was a project manager in the bureau of City Management of Qingxu County from January 1994 to December 1997.  In 2004, he participated in the training program of Zhongyu Carbon Black Rubber Group Training Association and won the honorary titles “Model Worker in Qingxu County" in 2006 and "Economy Model in Qingxu County" in 2007. Mr. Meng’s knowledge and expertise in the Company’s industry, his history with the Company, and his other business experience and acumen led to the Board’s conclusion that Mr. Meng should serve as a member of our Board.

Mr. Xiaolong Zhou was appointed as our Chief Financial Officer on September 1, 2008. He had been a senior accountant in Liss Okou Goldstein Okun and Tancer CPA'S P.C. in Great Neck, New York for the prior nine years. He is a certified public accountant, registered in the state of New York, a member of American Institute of Certified Public Accountants, and a member of New York State Society of Certified Public Accountants. Mr. Zhou obtained an M.B.A. in accountancy degree from Baruch College of CUNY and an M.A. in economics degree from City College of CUNY. He obtained a B.A. in economics degree from Fudan University, Shanghai, China.

Michael Segal served as former President, Chief Executive Officer, Secretary, and currently serves as a director from Asia Carbon’s incorporation on June 23, 2008.  Since 2001, Michael S. Segal has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals.  He is an Officer, General Securities Principal, Options Compliance Principal and an Investment Banking Representative of B & B Securities, Inc., a member of the New York Stock Exchange and Financial Industry Regulatory Authority (FINRA) since January 2010.  From 2006 to 2009 and 2003 to 2005 Mr. Segal was a Principal, Option Compliance Principal and Branch Manager of Whitaker Securities LLC. Mr. Segal had served as President of Alexander Westcott & Co., Inc., a Broker/Dealer registered with NASD and Secretary of the board of directors of its parent company, the Financial Commerce Network Inc.(FCNI.BB), a public company.  He is also individually registered as a Commodity Trading Advisor with the Commodity Futures Trading Commission (CFTC) and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami in Florida.

Mr. Segal currently sits on the board of directors of China Agri Business Inc. (CHBU.BB), China Power Equipment Inc. (CPQQ.BB), China Pharmaceuticals Inc. (CFMI.BB), Dong Ke Pharmaceuticals Inc. (VIRZ.BB) and SunGame Inc., public traded companies on the US OTC Bulletin Board. Additionally Mr. Segal sits on the board of directors of privately held companies, International American Capital Inc. and Asia Carbon Industries Inc. Mr. Segal’s history with the Company, his management skills, his diverse business experience and acumen, and his experiences with other directorships led to the Board’s conclusion that Mr. Segal should serve as a member of our Board.

Shi Lei joined Hongxing in October 2004 and has been serving as Deputy General Manager of Corporate Finance and Sales since then. Prior to joining Hongxing, from January 1999 to September 2004, Mr. Lei served as a tax collector with the taxation agency of Qingxu County.  Mr. Lei graduated from Shanxi Finance & Taxation College in 1998. Mr. Lei’s industry experience, his history with Hongxing, and his diverse business experience and acumen in tax led to the Board’s conclusion that Mr. Lei should serve as a member of our Board.

Jianjun Wang joined Hongxing in October 2007 and has been serving as Deputy General Manager of Finance since then.  Mr. Wang is a certified accountant.  Prior to joining Hongxing, he was an accountant at Taiyuan Gengyang Industrial Group Corporation from March 2004 to February 2006 and at Shanxi Longhui Gas Co., Ltd, and Shanxi Yaxin Coal Co., Ltd. from March 2006 to September 2007. Mr. Wang’s industry experience, his history with Hongxing, and his diverse business experience and acumen in accounting led to the Board’s conclusion that Mr. Wang should serve as a member of our Board.

Directors and Officers of Hongxing

The following table sets forth certain information as of the Closing Date concerning the directors and executive officers of our operating entity, Hongxing:

Directors and Executive Officers	Position/Title	Age

Guo Yun Yao	Chairman of Board	48

Chun De Meng	General Manager	47

Faqua Bai	Deputy General Manager	47

Jianju Hu	Deputy General Manager, Purchase of Raw Materials, Market Development, and Quality Control	46

Lei Shi	Deputy General Manager -- Corporate Finance and Sales	30

Jianjun Wang	Deputy General Manager, Finance	29

Jianwen Wu	Chief Engineer	45

Faqua Bai joined Hongxing in August 2004 as a director of production and has been serving as a director and deputy general manager of Hongxing since March 2006. Prior to joining Hongxing, from March 1996 to January 2000, he was the workshop director of Shenhua Carbon Black Company, managing a dry production line which has an annual output of 6,000 tons. He was promoted to the deputy director of production in February 2000, in charge of production safety.

Jianjun Hu joined Hongxing in February 2008 and has been serving as Deputy General Manager of Purchase of Raw Materials, Market Development, and Quality Control since then. Mr. Hu has extensive experience in organizational management. Prior to joining Hongxing, from March 2002 to January 2005, Mr. Hu was the vice general manager at Qingdao Yaning Industrial, where he was in charge of supply and sales. From March 1998 to February 2002, Mr.Hu was the deputy general manager in charge of supply and purchase at Qingdao Zhenhua Tire Co., Ltd. Mr. Hu graduated from Heilongjiang Bayi Agricultural University in 1986 with a concentration on accounting and finance and took part in the Tianjin Nankai University МВА program in 2000.

Shi Lei joined Hongxing in October 2004 and has been serving as Deputy General Manager of Corporate Finance and Sales since then. Prior to joining Hongxing, from January 1999 to September 2004, Mr. Lei served as a tax collector with the taxation agency of Qingxu County.  Mr. Lei graduated from Shanxi Finance & Taxation College in 1998.

Jianjun Wang joined Hongxing in October 2007 and has been serving as Deputy General Manager of Finance since then.  Mr. Wang is a certified accountant.  Prior to joining Hongxing, he was an accountant at Taiyuan Gengyang Industrial Group Corporation from March 2004 to February 2006 and at Shanxi Longhui Gas Co., Ltd, and Shanxi Yaxin Coal Co., Ltd. from March 2006 to September 2007.

Jianwen Wu joined Hongxing in 2005 and has been serving as Chief Engineer since April 2005  Wu has extensive knowledge and experience in the trends of wet production line equipment, production process, advanced technology and is responsible for constructing and maintaining Hongxing’s wet production lines. Prior to joining Hongxing, from June 1990, he was in charge of the technology development of a project at Qingdao Carbon Black Plant. In January 1992, he worked with the engineering personnel at Ashland Company (U.S) on a 30,000 tons / year carbon black joint project design. In 1994, Qingdao Carbon Black Plant established a joint venture with Qingdao Degusa Chemical Co., Ltd. Wu occupied the deputy director at the new company and was responsible for increasing the company output from 16,000 tons/year to 20,000 tons/year. In addition, he applied advanced technology to control meters by computer. In 2000, Mr. Wu became the manager of productive technology at Shenhua Chemical Company of Shanxi Northern Junwei Group, in charge of the development of technology and production capacity.

The directors will serve until our next annual meeting, or until their successors are duly elected and qualified. The officers serve at the pleasure of the Board.

When evaluating candidates for election to the Board, the Company seeks candidates with certain qualities that it believes are important, including integrity, an objective perspective, good judgment, leadership skills. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

None of our directors currently hold or held any directorships during the past five years in other reporting companies except that Michael Segal currently is a director of China Agri Business Inc. (CHBU.BB), China Power Equipment Inc. (CPQQ.BB), SunGame Inc., China Pharmaceuticals Inc. (CFMI.BB), and Dong Ke Pharmaceuticals Inc. (VIRZ.BB).  From 2006 through December 2009, Mr. Segal served on the board of Biostar Pharmaceuticals Inc. (BSPM).

Presently, none of our directors is an “independent director” under  the Corporate Governance Rules of the NASDAQ Stock Market, Inc., Rule   5605(a)(2).

There are no family relationships among our directors or officers.

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee and is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that the members of Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

Board Leadership Structure

Guo Yun Yao is our chairwoman and chief executive officer. At the advice of other members of the management or the Board, Ms. Yao calls meetings of Board of Directors when necessary. We have one independent director, and we do not have a lead independent director. The Board believes that the Company's chief executive officer is best situated to serve as chairman of the Board because she is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having a single leader eliminates the potential for confusion and provides clear leadership for the Company. We believe that this leadership structure has served the Company well.

The Board’s Role in Risk Oversight

Risk is an integral part of the Board's deliberations throughout the year. The Board oversees and reviews an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate these risks.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our principal executive officer. None of our executive officers earned more than $100,000 in any of the previous two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Segal former President, CEO, and Secretary (1)	2009 2008	— —	— —	24,717 400	(5) (6)	— —	— —	— —	— —	24,717 400
Guo Yun Yao President, CEO, Secretary, and Chairman (2) (3)	2009 2008	17,646 17,646	4,412 4,412	— —		— —	— —	— —	— —	22,058 22,058
Xialong Zhou CFO (4)	2009 2008	7,300 12,500	— —	— —		— —	— —	— —	— —	7,300 12,500

(1)	Michael Segal resigned as our CEO, President, and Secretary in May 20, 2010.
(2)	Guo Yun Yao has been serving as our President, CEO, and Secretary since May 2010.
(3)	Bonus payment is dependent upon the profitability of the Company. Ms. Guo Yun Yao is entitled to receive RMB 30,000 ($4,471) as a bonus per-annum.
(4)	Xialong Zhou has been serving as our Chief Financial Officer since September 1, 2008.
(5)
On January 25, 2010, the board of directors of the Company approved a resolution to issue 74,900 shares of the Company’s common stock to its sole director, Mr. Michael Segal for his services as a director of the Company.  Since there was no established market for the Company’s common stock, the price of the Company’s ongoing private placement transaction of $0.33 was used as a market price to value the shares at $24,717 is the grant date fair value of the stock award.  Accordingly $24,717 was recorded as a professional service fee in connection with such issuance.

(6)
On June 26, 2008, the Company issued 100 shares of its common stock to its sole director, Michael Segal, for his past services to the Company.  The Company valued equity-based payment based upon the service received since there is no established market for Company’s equity. The estimated service value is $200 per hour. The Company valued the 100 shares issued to its sole director at $400, which was equal to two hour services received.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no option exercises or options outstanding in 2009.

Employment Agreements

There are currently no employment agreements with any officers or directors

Director Compensation

On June 26, 2008, the Company issued 100 of its $0.001 par value common stock to its sole director, Michael Segal, for his past services provided to the Company. On January 25, 2010, the board of directors of the Company resolved to issued 74,900 shares of common stock to Michael Segal for his service as a director. Since there was no established market for the Company’s common stock, the price of the Company’s ongoing private placement transaction of $0.33 was used as the market price to value the shares.  Accordingly, the Company recorded a direct fee of $24,717 in the first quarter of 2010.

Notwithstanding the foregoing, generally, we pay no compensation to the directors for serving as a director. There are no other elements of compensation paid to our directors but it is expected that in the future, we may create a remuneration and expense reimbursement plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole.

In evaluating related party transactions and potential conflicts of interest, our board of directors apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the Company.

As our former President, Chief Executive Officer and Secretary until May 20, 2010, and our director from the Company’s incorporation on June 23, 2008, Michael Segal is a promoter of the Company as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1934. Upon the approval of management, based on the compensation principle of rewarding performance and retaining well-qualified directors, Mr. Segal received 100 shares of our common stock, par value $0.001, on June 26, 2008 in consideration of past services provided by Mr. Segal to the Company. At the time of this issuance, Mr. Segal served as our sole-director. The estimated service value was $200 per hour. The Company valued this equity-based payment upon the services received since there is no established market for the Company’s equity. The estimated service value is $200 per hour. The Company valued the 100 shares issued to Mr. Segal at $400, which was equal to two hour services received.

Similarly, on January 25, 2010, upon the approval of the board of directors based on the compensation principle of rewarding performance and retaining well-qualified directors, we issued 74,900 shares of our common stock, par value $0.001, to our then sole-director, Michael Segal. We issued these shares in consideration for his service as a director of the Company. Since there is no established market for the Company’s equity, the price of private placement was used as a market price to value the service fee at $24,717.

As previously described in this prospectus under “Description of Business - Corporate History,” our board of directors has the right to appoint the board of directors of Hongxing and its officers and directors. The transactions described in this prospectus under “Description of Business-Corporate History” involve officers and directors of Liteweisi and Hongxing. To understand these relationships and these transactions, you should review the discussion in this prospectus under “Description of Business - Corporate History.”

DESCRIPTION OF OUR SECURITIES

The following is a summary description of our capital stock and certain provisions of our Articles of Incorporation, as amended and corrected, our By-laws, and certain applicable provisions of Maryland law.

General

We have common stock and preferred stock authorized, but only common stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulative voting in the election of directors. Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

The articles of incorporation of the Company provide for 10,000,000 authorized preferred stock, par value $0.001 of which 5,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value, are authorized,  0 issued and outstanding as of October 14, 2010 and 5,000,000 shares of Blank Check Preferred Stock, $0.001 par value, are authorized,  0 issued and outstanding as of October 14, 2010.

Registration Rights

None.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, New York 10006, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

EXPERTS

Goldman Kurland and Mohidin, LLP, formerly Goldman Parks Kurland Mohidin- GPKM LLP, has audited our financial statements included in this registration statement to the extent and for the periods December 31, 2009 and 2008.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel," as defined by Item 509 of Regulation S-K promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1/A, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATIONFOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers to the fullest extent provided by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

We are not currently required to file reports with the SEC; however, we intend to begin filing periodic reports with the SEC if and when the registration statement becomes effective. We are not currently required to deliver an annual report to stockholders, and we do not currently intend to deliver an annual report to stockholders until we are required to do so.

FINANCIAL STATEMENTS

Asia Carbon’s consolidated financial statements for the years ended December 31, 2008 and 2009, and for the quarters ended March 31, 2010 and June 30, 2010, and together with the report of the independent certified public accounting firm thereon and the notes thereto are presented beginning at page F-1.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Asia Carbon Industries Inc.

We have audited the accompanying consolidated balance sheets of Asia Carbon Industries Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Asia Carbon Industries Inc. as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with the US generally accepted accounting principles.

Goldman Parks Kurland Mohidin LLP
Encino, California
March 12, 2010

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 and 2008

	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$2,172,641	$1,898,957
Accounts receivable, net of allowance of $36,840 and $47,209, as of 2009 and 2008, respectively	2,930,329	2,885,822
Inventories	1,272,127	902,437
Prepaid expense	30,860	310,116
Total Current Assets	6,405,957	5,997,332

Property and Equipment, Net	9,985,427	9,539,992

Other Assets:
Xigu loan receivable	146,500	146,604
Land use rights	73,062	74,737
Total Other Assets	219,562	221,341

TOTAL ASSETS	$16,610,946	$15,758,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short term debt	$1,294,190	$1,421,434
Accounts payable and accrued liabilities	2,325,718	711,839
Customer advance	-	28,267
Total Current Liabilities	3,619,908	2,161,540

TOTAL LIABILITIES	3,619,908	2,161,540

Commitments and Contingencies

Stockholders' Equity:
Series A Convertible Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding
Blank Check Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding
Common stock, $0.001 par value, 100,000,000 authorized, 36,239,494 and 36,239,394 issued and outstanding at 2009 and 2008, respectively	36,239	36,239
Additional paid-in capital	3,229,086	3,280,061
Stock to be issued	50,000	-
Statutory reserves	834,046	572,968
Retained earnings	7,744,666	8,635,209
Accumulated other comprehensive income	1,097,001	1,072,648
Total Stockholders' Equity	12,991,038	13,597,125
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,610,946	$15,758,665
The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Net Sales	$20,648,686	$24,533,469
Cost of Sales	16,223,823	20,456,902
Gross Profit	4,424,863	4,076,567

Operating Expenses:
Depreciation	58,917	90,956
Other general and administrative expenses	236,760	307,655
Total Operating Expenses	295,677	398,611
Income From Operations	4,129,186	3,677,956

Interest expense	(146,738)	(190,031)
Income Before Provision for Income Tax	3,982,448	3,487,925
Provision for income tax	996,600	913,015
Net Income	$2,985,848	$2,574,910

Comprehensive Income:
Net Income	$2,985,848	$2,574,910
Other comprehensive income	24,353	568,424
Comprehensive Income	$3,010,201	$3,143,334

Net Income Per Share - Basic and Diluted	$0.07	$0.07
Weighted Average Shares Outstanding - Basic and Diluted	41,300,303	37,820,130

The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 and 2008

	Preferred Stock		Common Stock		Stock to be	Additional Paid-In	Statutory	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Issued	Capital	Reserves	Earnings	Income	Total
Balance - December 31, 2007	-	$-	36,239,394	$36,239	$-	$348,061	$332,474	$6,300,793	$504,224	$7,521,791
Capital contribution	-	-	-	-	-	2,932,000	-	-	-	2,932,000
Allocation of statutory reserves	-	-	-	-	-	-	240,494	(240,494)	-	-
Net income for the year	-	-	-	-	-	-	-	2,574,910	-	2,574,910
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	568,424	568,424
Balance - December 31, 2008	-	-	36,239,394	36,239	-	3,280,061	572,968	8,635,209	1,072,648	13,597,125
Dividends paid	-	-	-	-	-	-	-	(3,615,313)	-	(3,615,313)
Effect of recapitalization	-	-	100	-	50,000	(50,975)	-	-	-	(975)
Allocation of statutory reserves	-	-	-	-	-	-	261,078	(261,078)	-	-
Net income for the year	-	-	-	-	-	-	-	2,985,848	-	2,985,848
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	24,353	24,353
Balance - December 31, 2009	-	$-	36,239,494	$36,239	$50,000	$3,229,086	$834,046	$7,744,666	$1,097,001	$12,991,038

The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Cash Flows from Operating Activities:
Net Income	$2,985,848	$2,574,910
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Bad debt expense	(10,213)	29,373
Depreciation	485,140	592,191
Amortization of land use rights	1,604	6,382
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(34,139)	(573,154)
(Increase) decrease in inventories	(369,690)	1,005,496
Decrease (increase) in prepaid expense	279,256	(154,521)
Increase (decrease) in accounts payable and accrued expenses	1,613,279	(1,619,649)
(Decrease) in customer advance	(28,267)	(377,834)
Net Cash Provided by Operating Activities	4,922,818	1,483,194

Cash Flows from Investing Activities:
Capital expenditures	(817,585)	(1,923,393)
Cash acquired from recapitalization	125	-
Net Cash Used in Investing Activities	(817,460)	(1,923,393)

Cash Flows from Financing Activities
Additional paid-in capital from Hongxing shareholder	-	2,932,000
Proceeds from short term debt	-	324,634
Repayment of long term debt	-	(1,371,000)
Repayment of short term debt	(127,244)	-
Dividends paid	(3,615,313)	-
Net Cash (Used in) Provided by Financing Activities	(3,742,557)	1,885,634

Effect of Exchange Rate Changes on Cash	(89,117)	32,030
Net Increase in Cash and Cash Equivalents	273,684	1,477,465
Cash and Cash Equivalents - Beginning of the Year	1,898,957	421,492

Cash and Cash Equivalents - End of the Year	$2,172,641	$1,898,957

Supplemental Cash Flow Information:
Interest Paid	$147,215	$190,200
Income taxes	$729,386	$1,219,039

Non Cash Transaction:
Cash from operating and financing activities excludes the effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organizations

Asia Carbon Industries, Inc. (“Asia Carbon” or “Company”) was incorporated June 23, 2008 under the laws of the State of Maryland. The Company is a holding Company to develop business opportunities in the People’s Republic of China (PRC).

On November 10, 2008, Asia Carbon formed a wholly-owned subsidiary, Jin zheng Li-Te-Wei-Si Carbon (Taiyuan) Inc. (“Liteweisi”) under the laws of China in Taiyuan, China. Liteweisi is a management company to manage operations in China.

Taiyuan Hongxing Carbon Black Ltd. Company (“Hongxing”) was incorporated December 4, 2003 under the laws of the PRC. Hongxing is located at Qingxu county, Taiyuan, Shanxi province of China. The Company had two shareholders with registered capital of $384,300. The registered capital totaled $3,316,300 after one shareholder contributed $2,932,000 to Hongxing in 2008.

On December 29, 2009, Asia Carbon had, through its wholly owned subsidiary, Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yao and Chunde Meng (“Hongxing Shareholders”). The effect of the VIE Agreements is to cede control of management and economic benefits of Hongxing to Liteweisi.  Asia Carbon issued 32,615,455 restricted shares of its common stock, par value $0.001, to Karen Prudente, nominee and trustee for the Hongxing Shareholders for Hongxing and the Hongxing Shareholders entering into the VIE Agreements with Liteweisi.

For accounting purposes, the transaction was accounted for in a manner similar to a reverse merger or recapitalization, since the stockholders of Hongxing owned a majority of Asia Carbon’s common stock immediately following the transaction. Consequently, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements prior to the transaction are those of Hongxing and are recorded at the historical cost of Hongxing, and the consolidated financial statements after completion of the transaction include the assets and liabilities of Asia Carbon, Liteweisi, and Hongxing (collectively, the “Company”), historical operations of Hongxing, and operations of Asia Carbon and Liteweisi from the date of the transaction. The 32,615,455 restricted shares of common stock issued to Karen Prudente were presented as outstanding for all periods.

Asia Carbon, through its operating company in China, currently manufactures three carbon black products N220, N330 and N660 under the brand name “Great Double Star”. Most of the Company’s products are used by domestic tire industry.

Base of Presentation

The accompanying consolidated financial statements were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of the Asia Carbon and its subsidiaries. All significant inter-company transactions were eliminated in consolidation. Liteweisi had no activity from November 10, 2008 to December 31, 2009.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, short term debt, accounts payable and accrued liabilities, and customer advance. The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to their short term maturity or by comparison to other instruments with similar terms.

Foreign Currency Translation

The functional currency of Hongxing and Litweisi is the Chinese Renminbi (“RMB”). The reporting currency of the Company is the United States dollar (“US dollar”).

The assets and liabilities of Hongxing and Litweisi are translated into US dollars at period-end exchange rates ($0.14650 and $0.14660 at December 31, 2009 and 2008, respectively). The revenues and expenses are translated into US dollars at average exchange rates for the year ($0.14475 and $0.14396 for 2009 and 2008, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations. There is no material foreign currency transaction gain or loss for 2009 and 2008.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to the Company’s location and in proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The Company writes down inventories to market value if below cost. The Company also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

Long Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Accounting Standards Codification (ASC) 360-10-15 “Impairment or Disposal of Long-Lived Assets” which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Revenue Recognition

We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables.  The credit risk is controlled through credit approvals, limits and monitoring procedures.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors.  Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted.  The Company does not routinely permit customers to return products and historically, customer returns have been immaterial. The Company will replace customer with similar products if they are not satisfied with the quality of our products. Freight in costs are included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred. There were no material adverting costs for 2009 and 2008.

Research and Development

In accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”) (formerly, SFAS No. 2, “Accounting For Research and Development Costs”), the Company expenses all research and development costs as incurred. There were no material research and development cost for 2009 and 2008.

Segment Information

ASC 280-10 (formerly, SFAS No. 131), “Disclosure About Segments of and Enterprise and Related Information”, requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in ASC 740-10, (formerly, SFAS No. 109, “Accounting For Income Taxes”), the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date.  For the Company, this standard was effective beginning April 1, 2009 and adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

 In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s results of operations and financial condition.

NOTE 3 - INVENTORIES

Inventories consist of the following at December 31, 2009 and 2008:

	2009	2008

Raw materials	$993,680	$572,465
Packing and other materials	53,753	77,601
Finished products	224,694	252,371
	$1,272,127	$902,437

There was no valuation allowance for inventory loss at December 31, 2009 and 2008.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows at December 31, 2009 and 2008:

	Estimated
	Useful Lives	2009	2008

Plant	20	$2,493,331	$2,398,747
Machinary and equipment	10	3,961,948	3,964,653
Transportation equipment	5	107,472	107,546
Other machinary and equipment	5	53,456	24,638
Production line construction in progress		5,318,841	4,502,041
		11,935,048	10,997,625
Less: Accumulated Depreciation		1,949,621	1,457,633
		$9,985,427	$9,539,992

Depreciation and amortization expense was $485,140 and $592,191 for 2009 and 2008, respectively. Depreciation expense included in the cost of goods sold were $427,827 and $501,876 for 2009 and 2008, respectively.

The Company retired the entire fourth dry method production line in July 2008. The net assets that were not being used in production totaled $2,193,000 and thus the Company stopped depreciation for these assets in July 2008. The retired equipment parts and auxiliary facilities are segregated from other production lines currently being used in production.

The fourth dry method production line was built in 2007. Most of the equipment and parts are in good condition and approximately 20% of them will be used in the Company’s new wet method production line. The Company has two options relating to the remainder of the equipment and parts. One is to use them as replacement parts for the older production lines and the other option is to sell the equipment and parts in the used market place. The replacement cost for the equipment, parts and auxiliary facilities is higher than the original cost due to increased steel and labor prices. The Company estimated that retired assets would be sold at its net carrying book value. The Company believes that net carrying value of these temporary retired assets is fully recoverable. The Company will assess the impairment of fixed assets on a periodical basis. When the Company determines that part or all of carrying value of assets is not recoverable, an impairment loss will be recognized for the difference between fair market value and carrying value of the assets. The Company will sell those assets which are not usable and record related gain or loss at the time of disposal.

The Company has one new production line under construction. It is expected to be completed by September of 2010 for approximately $2,000,000 additional investment.

After December 31, 2007, The Company changed its estimate of useful life for plant to 20 years from 15, machinery and equipment to 10 years from 12, transportation equipment and other equipment to 5 years from 10. The change was based on the estimation used by similar companies in China and conforms to the estimated life used by the taxation authorities in China. The effect of this change in estimate for 2009 and 2008 was to increase depreciation expense by $13,029 and $128,905, respectively.

NOTE 5 – XIGU LOAN RECEIVABLE AND LAND USE RIGHTS

On December 29, 2005, the Company lent RMB 554,130 ($81,180) to Xigu Village (“Village”).   The loan was interest free and due on December 29, 2009.  The Village failed to pay the loan as of December 31, 2008.  Pursuant to the loan agreement, once the Village was in default of the loan the Company had the right to use the outstanding amount as a prepayment to its future rent obligation for this 49 mu parcel of land. The lease terms are for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of July, 2053. The balance due was capitalized at December 31, 2008 as land use rights and amortized over the remaining life of land use rights lease.

On October 31, 2007, the Company lent an additional RMB 1,000,000 ($146,500) to the Village. The loan is interest free and due on October 31, 2010. Pursuant to the loan agreement, similar to the above loan if the Village is unable to repay the loan when due, the Company will have the right to offset the defaulted loan balance against future rent obligations of Company’s newly leased second 49 mu parcel of land. The lease term is for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of June 2056, the loan balance due will be capitalized as land use rights and amortized over the remaining life of land use rights lease.

As of December 31, 2009 and 2008, land use rights were as follows:

	2009	2008

Cost	$81,235	$81,235
Less: accumulated amortization	(7,987)	(6,382)
Accumulated foreign exchange adjustment	(186)	(116)
Land use rights, net	$73,062	$74,737

Amortization of land use rights was recorded as rent and land use rights expenses. For the years ended December 31, 2009 and 2008, rent and land use rights was $1,604 and $6,382, respectively.

The annual amortization of land use rights for the next five years and thereafter is as follows as of December 31, 2009:

2010	$1,680
2011	1,680
2012	1,680
2013	1,680
2014	1,680
Thereafter	64,662
Total	$73,062

The land lease commitment for the Company at December 31, 2009 is as follows:

2010	$1,465
2011	1,465
2012	1,465
2013	1,465
2014	1,465
Thereafter	60,797
Total	$68,122

NOTE 6 – SHORT TERM DEBT

Short term debt consists of the following:

	2009	2008
To Xigu Credit Union
Interest at 11.68%, payable March 20, 2010	$471,730	$-
Interest at 12.88%, payable December 20, 2009	-	619,532
To Chengguan Credit Union
Interest at 11.68%, payable March 20, 2010	796,960	-
Interest at 12.88%, payable December 20, 2009	-	801,902
To Friedland LLC
Interest free, payable on demand	25,500	-
Total Short Term Debt	$1,294,190	$1,421,434

The short term debts are renewable every year based on the past credit of the Company. Interest is paid quarterly. There are no other terms or loan covenants relating to these short term loans.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Country Risk

As the Company's principal operations are conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in the PRC. The Company's results of operations may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company's transactions in the PRC are denominated in Chinese Yuan Renminbi (RMB), which must be converted into other currencies before remittance out of the PRC may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the PRC government.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Corporate Finance Advisory Services Agreements

On September 8, 2008, Asia Carbon entered a Corporate Finance Advisory Services Agreement (the “Asia Carbon Advisory Agreement”) with Friedland Corporate Investor Services LLC (“Friedland LLC”). The agreement provided Friedland LLC would provide certain corporate finance advisory services to Asia Carbon designed to form a Wholly Owned Foreign Enterprise (“WOFE”) in China and to result in Asia Carbon’s shares becoming publicly-traded in the United States.  As consideration for these services, Asia Carbon agreed to pay Friedland no less than 10% of the Company shares outstanding on a fully diluted basis at the time of commencement of trading of the Company’s shares. These services were provided during 2008 and were valued at $50,000.

NOTE 8 – STOCKHOLDERS’ EQUITY

On June 26, 2008, the Company issued 100 of its $0.001 par value common stock to its sole director, Michael Segal for his past services provided to the Company. ASC 505-50 “Equity-Based Payments to Non-Employees ”, paragraph 505-50-30-6 establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the value of the equity instruments issued, whichever is more reliably measurable. The Company valued equity-based payment based upon the service received since there is no established market for Company’s equity. The estimated service value is $200 per hour. The Company valued the 100 shares issued to its sole director at $400, which was equal to two hour services received.

On December 29, 2009, Asia Carbon had, through its wholly owned subsidiary, Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yao and Chunde Meng (“Hongxing Shareholders”). The effect of the transactions is to cede control of management and the economic benefits of Hongxing to Liteweisi.  Asia Carbon issued 32,615,455  restricted shares of its common stock, par value $0.001, to Karen Prudente, nominee and trustee for the Hongxing Shareholders for Hongxing and the Hongxing Shareholders entering into the VIE Agreements with Liteweisi.

The 32,615,455 restricted shares of common stock issued to Karen Prudente, were presented as outstanding for all periods.

NOTE 9 - CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear all risk if any of these banks become insolvent. As of December 31, 2009 and 2008, the Company’s uninsured cash balance was $2,164,950 and $1,844,090, respectively.

NOTE 10 - INCOME TAXES

The provision for income tax of $996,600 and $913,015 for 2009 and 2008, respectively, were related to foreign income tax incurred and or paid to the Chinese tax agent. The Company’s income tax was assessed on the base of 25% of net income.

Foreign pretax earnings approximated $4,000,000 and $3,500,000 for the years ended December 31, 2009 and 2008, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 2009, approximately $7,700,000 accumulated unadjusted earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $700,000 would have to be provided if such earnings were remitted currently.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2009 and 2008.

Reconciliation of the differences between the statutory US Federal income tax rate and the effective rate is as follows for 2009 and 2008:

	2009	2008

US statutory tax rate	34.0%	34.0%
Tax rate difference	-9.0%	-9.0%
Changes in valuation allowance	0.0%	1.2%
Effective rate	25.0%	26.2%

At December 31, 2009 and 2008, the Company had a net operating loss carry forward of $51,376 and $51,066, respectively. A 100% valuation allowance was recorded due to the uncertainty of its redemption.

NOTE 11 - SUBSEQUENT EVENTS

On January 25, 2010, the Board of Directors approved a resolution to issue 74,900 shares of common stock to its sole director, Mr. Michael Segal at the time for his services as a director of the Company.

On January 25, 2010, the Board of Directors approved the resolution to execute Asia Carbon Advisory Agreement with Friedland LLC. Pursuant to the agreement, the Board approved the resolution to issue total of 4,700,000 shares to the designees of Friedland. The shares issued to Friedland LLC were valued at $50,000 as of September 8, 2008.

On February 10, 2010, Asia Carbon issued 4,146,720 shares of common stock to twenty one individual subscribers at $0.33 per share for a total of $1,368,417. Commissions and finder’s fees were 10% of proceeds.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,799,147	$2,172,641
Accounts receivable, net of allowance of $33,219 and $36,840, as of March 31, 2010 and December 31, 2009, respectively	2,536,451	2,930,329
Inventories	1,117,390	1,272,127
Prepaid expenses	5,860	30,860
Total Current Assets	5,458,848	6,405,957

Property and Equipment, Net	9,860,991	9,985,427

Other Assets:
Shareholder loans receivable	2,615,993	-
Xigu loan receivable	146,500	146,500
Land use rights	72,656	73,062
Total Other Assets	2,835,149	219,562

TOTAL ASSETS	$18,154,988	$16,610,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short term debt	$1,268,690	$1,294,190
Accounts payable and accrued liabilities	2,748,896	2,325,718
Total Current Liabilities	4,017,586	3,619,908

TOTAL LIABILITIES	4,017,586	3,619,908

Commitments and Contingencies

Stockholders' Equity:
Series A Convertible Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding	-	-
Blank Check Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 45,377,830 and 36,239,494 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	45,377	36,239
Additional paid-in capital	4,099,635	3,229,086
Stock to be issued	-	50,000
Statutory reserves	834,046	834,046
Retained earnings	8,061,934	7,744,666
Accumulated other comprehensive income	1,096,410	1,097,001
Total Stockholders' Equity	14,137,402	12,991,038
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,154,988	$16,610,946

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	2010	2009

Net Sales	$5,294,873	$4,267,521
Cost of Sales	4,504,212	3,321,903
Gross Profit	790,661	945,618

Operating Expenses:
Depreciation	16,186	13,787
Bad debts	(3,621)	3,080
Selling	35,922	30,354
Professional fees	187,322	-
Other general and administrative	34,213	31,128
Total Operating Expenses	270,022	78,349
Income From Operations	520,639	867,269

Interest expense	(35,644)	(45,541)
Income Before Provision for Income Tax	484,995	821,728
Provision for income tax	167,727	207,010
Net Income	$317,268	$614,718

Comprehensive Income:
Net Income	$317,268	$614,718
Other comprehensive (loss)	(591)	(18,130)
Comprehensive Income	$316,677	$596,588

Net Income Per Share - Basic and Diluted	$0.01	$0.01
Weighted Average Shares Outstanding - Basic and Diluted	43,678,272	41,300,303

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2009 and 2008

	Preferred Stock		Common Stock		Stock to be	Additional Paid-In	Statutory	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Issued	Capital	Reserves	Earnings	Income	Total
Balance - December 31, 2007	-	$-	36,239,394	$36,239	$-	$348,061	$332,474	$6,300,793	$504,224	$7,521,791
Capital contribution	-	-	-	-	-	2,932,000	-	-	-	2,932,000
Allocation of statutory reserves	-	-	-	-	-	-	240,494	(240,494)	-	-
Net income for the year	-	-	-	-	-	-	-	2,574,910	-	2,574,910
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	568,424	568,424
Balance - December 31, 2008	-	-	36,239,394	36,239	-	3,280,061	572,968	8,635,209	1,072,648	13,597,125
Dividends paid	-	-	-	-	-	-	-	(3,615,313)	-	(3,615,313)
Effect of recapitalization	-	-	100	-	50,000	(50,975)	-	-	-	(975)
Allocation of statutory reserves	-	-	-	-	-	-	261,078	(261,078)	-	-
Net income for the year	-	-	-	-	-	-	-	2,985,848	-	2,985,848
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	24,353	24,353
Balance - December 31, 2009	-	-	36,239,494	36,239	50,000	3,229,086	834,046	7,744,666	1,097,001	12,991,038
Private placement shares issued	-	-	4,333,436	4,333	-	1,425,703	-	-	-	1,430,036
Commission for private placement	-	-	-	-	-	(634,966)	-	-	-	(634,966)
Common stock issued	-	-	4,700,000	4,700	(50,000)	45,300	-	-	-	-
Common stock issued for services	-	-	104,900	105	-	34,512	-	-	-	34,617
Net lncome for the three months ended March 31, 2010	-	-	-	-	-	-	-	317,268	-	317,268
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(591)	(591)
Balance - March 31, 2010 (Unaudited)	-	$-	$45,377,830	$45,377	$-	$4,099,635	$834,046	$8,061,934	$1,096,410	$14,137,402

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	2010	2009
Cash Flows from Operating Activities:
Net Income	$317,268	$614,718
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Bad debt expense	(3,621)	3,080
Depreciation	124,436	121,972
Amortization of land use rights	406	405
Common stock issued for services	34,617	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	397,499	248,709
Decrease in inventories	154,737	107,025
Decrease (increase) in prepaid expense	25,000	(16,457)
Increase in accounts payable and accrued expenses	423,178	459,639
Net Cash Provided by Operating Activities	1,473,520	1,539,091

Cash Flows from Investing Activities:
Capital expenditures	-	(941,585)
Cash acquired from recapitalization	-	125
Net Cash Used in Investing Activities	-	(941,460)

Cash Flows from Financing Activities
Repayment of short term debt	(25,500)	(128,110)
Shareholder loans receivable	(2,615,993)	-
Proceeds from private placement	1,430,036	-
Commission paid for private placement	(634,966)	-
Net Cash Used in Financing Activities	(1,846,423)	(128,110)

Effect of Exchange Rate Changes on Cash	(591)	(8,102)
Net (Decrease) Increase in Cash and Cash Equivalents	(373,494)	461,419
Cash and Cash Equivalents - Beginning of the Period	2,172,641	1,898,957

Cash and Cash Equivalents - End of the Period	$1,799,147	$2,360,376

Supplemental Cash Flow Information:
Interest Paid	$36,136	$45,690
Income taxes	$309,225	$41,870

Non Cash Transaction:
Common stock issued for services	$34,617	$-
Cash from operating and financing activities excludes the effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organizations

Asia Carbon Industries, Inc. (“Asia Carbon” or “Company”) was incorporated June 23, 2008 under the laws of the State of Maryland. The Company is a holding Company to develop business opportunities in the People’s Republic of China (“PRC”).

On November 10, 2008, Asia Carbon formed a wholly-owned subsidiary, Jin zheng Li-Te-Wei-Si Carbon (Taiyuan) Inc. (“Liteweisi”) under the laws of China in Taiyuan, China. Liteweisi is a management company to manage operations in China.

Taiyuan Hongxing Carbon Black Ltd. Company (“Hongxing”) was incorporated December 4, 2003 under the laws of the PRC. Hongxing is located at Qingxu county, Taiyuan, Shanxi province of China. Hongxing had two shareholders with registered capital of $384,300. Hongxing’s registered capital totaled $3,316,300 after one shareholder contributed $2,932,000 to Hongxing in 2008.

On December 29, 2009, Asia Carbon had, through its wholly owned subsidiary, Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yao and Chunde Meng (“Hongxing Shareholders”). The effect of the VIE Agreements is to cede control of management and economic benefits of Hongxing to Liteweisi.  Asia Carbon issued 32,615,455 restricted shares of its common stock, par value $0.001, to Karen Prudente, nominee and trustee for the Hongxing Shareholders for Hongxing and the Hongxing Shareholders entering into the VIE Agreements with Liteweisi.

For accounting purposes, the transaction was accounted for in a manner similar to a reverse merger or recapitalization, since the stockholders of Hongxing owned a majority of Asia Carbon’s common stock immediately following the transaction. Consequently, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements prior to the transaction are those of Hongxing and are recorded at the historical cost of Hongxing, and the consolidated financial statements after completion of the transaction include the assets and liabilities of Asia Carbon, Liteweisi, and Hongxing (collectively, the “Company”), historical operations of Hongxing, and operations of Asia Carbon and Liteweisi from the date of the transaction. The 32,615,455 restricted shares of common stock issued to Karen Prudente were presented as outstanding for all periods.

Asia Carbon, through its operating company in China, currently manufactures three carbon black products N220, N330 and N660 under the brand name “Great Double Star”. Most of the Company’s products are used by domestic tire industry.

Base of Presentation

The accompanying condensed consolidated financial statements were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Asia Carbon and its subsidiaries. All significant inter-company transactions were eliminated in consolidation. Liteweisi had no activity from November 10, 2008 to December 31, 2009.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, short term debt, accounts payable and accrued liabilities, and customer advance. The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to their short term maturity or by comparison to other instruments with similar terms.

Foreign Currency Translation

The functional currency of Hongxing and Litweisi is the Chinese Renminbi (“RMB”). The reporting currency of the Company is the United States dollar (“US dollar”).

The assets and liabilities of Hongxing and Litweisi are translated into US dollars at period-end exchange rates ($0.14650 and $0.14640 at March 31, 2010 and 2009, respectively). The revenues and expenses are translated into US dollars at average exchange rates ($0.14650 and $0.14630 for the three months ended March 31, 2010 and 2009, respectively).  Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.  There is no material foreign currency transaction gain or loss for three months ended March 31, 2010 and 2009.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to the Company’s location and in proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The Company writes down inventories to market value if below cost. The Company also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

Long Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Accounting Standards Codification (ASC) 360-10-15 “Impairment or Disposal of Long-Lived Assets” which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Revenue Recognition

We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted.  The Company does not routinely permit customers to return products and historically, customer returns have been immaterial. The Company will replace customer with similar products if they are not satisfied with the quality of our products. Freight in costs are included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred. There were no material adverting costs for three months ended March 31, 2010 and 2009.

Research and Development

In accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”) (formerly, SFAS No. 2, “Accounting For Research and Development Costs”), the Company expenses all research and development costs as incurred. There were no material research and development cost for three months ended March 2010 and 2009.

Segment Information

ASC 280-10 (formerly, SFAS No. 131), “Disclosure About Segments of and Enterprise and Related Information”, requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in ASC 740-10, (formerly, SFAS No. 109, “Accounting For Income Taxes”), the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards

In February 2010, the Company adopted an amendment to previously adopted accounting guidance on subsequent events disclosure, which established standards of accounting for and disclosure of events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Under the amended guidance, the Company is no longer required to disclose the date through which subsequent events have been evaluated. The adoption of this requirement did not have a material impact on the Company’s financial condition or results of operations.

Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board issued guidance which expands the required disclosures about fair value measurements. This guidance requires disclosures about transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). This guidance is effective for the Company as of January 1, 2011. The adoption of this guidance will not have a material impact on the Company’s financial condition or results of operations.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s consolidated financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 3 – INTERIM FINANCIAL STATEMENTS

The unaudited condensed consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 were prepared in accordance with US GAAP for interim financial information and with Securities and Exchange Commission (“SEC”) instructions to Form 10 - Q. In the opinion of management, the unaudited condensed consolidated financial statements were prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 2010 and the results of operations and cash flows for the three months ended March 31, 2010 and 2009. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the three month period ended March 31, 2010 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2010. The balance sheet at December 31, 2009 was derived from the audited consolidated financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP was condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2009 included in our Form S-1.

NOTE 4 - INVENTORIES

Inventories consist of the following at March 31, 2010 and December 31, 2009:

	2010	2009
	(Unaudited)
Raw materials	$838,157	$993,680
Packing and other materials	51,328	53,753
Finished products	227,905	224,694
	$1,117,390	$1,272,127

There was no valuation allowance for inventory loss at March 31, 2010 and December 31, 2009.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows at March 31, 2010 and December 31, 2009:

	Estimated
	Useful Lives	2010	2009
		(Unaudited)
Plant	20	$2,493,331	$2,493,331
Machinary and equipment	10	3,961,948	3,961,948
Transportation equipment	5	107,472	107,472
Other machinary and equipment	5	53,456	53,456
Production line construction in progress		5,318,841	5,318,841
		11,935,048	11,935,048
Less: Accumulated Depreciation		2,074,057	1,949,621
		$9,860,991	$9,985,427

Depreciation expense was $124,436 and $121,972 for the three months ended March 31, 2010 and 2009, respectively. Depreciation expense included in the cost of goods sold was $108,249 and $121,972 for the three months ended March 2010 and 2009 respectively.

The Company retired the entire fourth dry method production line in July 2008. The net assets that were not being used in production totaled $2,193,000 and thus the Company stopped depreciation for these assets in July 2008. The retired equipment parts and auxiliary facilities are segregated from other production lines currently being used in production.

The fourth dry method production line was built in 2007. Most of the equipment and parts are in good condition and approximately 20% of them will be used in the Company’s new wet method production line. The Company has two options relating to the remainder of the equipment and parts. One is to use them as replacement parts for the older production lines and the other option is to sell the equipment and parts in the used market place. The replacement cost for the equipment, parts and auxiliary facilities is higher than the original cost due to increased steel and labor prices. The Company estimated that retired assets would be sold at its net carrying book value. The Company believes that net carrying value of these temporary retired assets is fully recoverable. The Company will assess the impairment of fixed assets on a periodical basis. When the Company determines that part or all of carrying value of assets is not recoverable, an impairment loss will be recognized for the difference between fair market value and carrying value of the assets. The Company will sell those assets which are not usable and record related gain or loss at the time of disposal.

The Company has one new production line under construction. It is expected to be completed by the third quarter of 2010 for approximately $2,000,000 additional investment.

NOTE 6 – SHAREHOLDER LOANS RECEIVABLE

During the first quarter of 2010, the Company loaned RMB 16,226,224 ($2,377,142) and RMB 1,630,386 ($238,851) to two of the Company’s significant shareholders. Shareholder loans receivable of $2,615,993 as of March 31, 2010 are interest free and due on demand. On June 23, 2010, the Company received payment of RMB 16,226,224 ($2,377,142) and 1,630,386 ($238,851) from aforementioned shareholders, respectively.

NOTE 7 – XIGU LOAN RECEIVABLE AND LAND USE RIGHTS

On December 29, 2005, the Company lent RMB 554,130 ($81,180) to Xigu Village (“Village”).   The loan was interest free and due on December 29, 2009.  The Village failed to pay the loan as of December 31, 2008.  Pursuant to the loan agreement, once the Village was in default of the loan the Company had the right to use the outstanding amount as a prepayment to its future rent obligation for this 49 mu parcel of land. The lease terms are for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of July, 2053. The balance due was capitalized at December 31, 2008 as land use rights and amortized over the remaining life of land use rights lease.

On October 31, 2007, the Company lent an additional RMB 1,000,000 ($146,500) to the Village. The loan is interest free and due on October 31, 2010. Pursuant to the loan agreement, similar to the above loan if the Village is unable to repay the loan when due, the Company will have the right to offset the defaulted loan balance against future rent obligations of Company’s newly leased second  49 mu parcel of land. The lease term is for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of June 2056, the loan balance due will be capitalized as land use rights and amortized over the remaining life of land use rights lease.

As of March 31, 2010 and December 31, 2009, land use rights were as follows:

	2010	2009
	(Unaudited)
Cost	$81,235	$81,235
Less: accumulated amortization	(8,393)	(7,987)
Accumulated foreign exchange adjustment	(186)	(186)
Land use rights, net	$72,656	$73,062

Amortization of land use rights was recorded as rent expenses. For the three months ended March 31, 2010 and 2009, rent expense was $406 and $405, respectively.

The annual amortization of land use rights for the next five years and thereafter is as follows as of March 31, 2009, by years:

2011	$1,680
2012	1,680
2013	1,680
2014	1,680
2015	1,680
Thereafter	64,256
Total	$72,656

The land lease commitment for the Company at March 31, 2010 is as follows:

2011	$1,465
2012	1,465
2013	1,465
2014	1,465
2015	1,465
Thereafter	60,431
Total	$67,756

NOTE 8 – SHORT TERM DEBT

Short term debt at March 31, 2010 and December 31, 2009 consists of the following:

	2010	2009
	(Unaudited)
To Xigu Credit Union
Interest at 11.68%, payable March 20, 2010	$-	$471,730
Interest at 11.68%, payable March 20, 2011	471,730	-
To Chengguan Credit Union
Interest at 11.68%, payable March 20, 2010	-	796,960
Interest at 1.68%, payable March 20, 2011	796,960	-
To Friedland LLC
Interest free, payable on demand	-	25,500
Total Short Term Debt	$1,268,690	$1,294,190

The short term debts are renewable every year based on the past credit of the Company. Interest is paid quarterly. There are no other terms or covenants relating to these short term loans.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Country Risk

As the Company's principal operations are conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in the PRC. The Company's results of operations may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company's transactions in the PRC are denominated in Chinese Yuan Renminbi (RMB), which must be converted into other currencies before remittance out of the PRC may be considered. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require the approval of the PRC government.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Corporate Finance Advisory Services Agreements

On September 8, 2008, Asia Carbon entered a Corporate Finance Advisory Services Agreement (the “Asia Carbon Advisory Agreement”) with Friedland Corporate Investor Services LLC (“Friedland LLC”). The agreement provided Friedland LLC would provide certain corporate finance advisory services to Asia Carbon designed to form a Wholly Owned Foreign Enterprise (“WOFE”) in China and to result in Asia Carbon’s shares becoming publicly-traded in the United States. As consideration for these services, Asia Carbon agreed to pay Friedland no less than 10% of the Company shares outstanding on a fully diluted basis at the time of commencement of trading of the Company’s shares. These services were provided during 2008 and were valued at $50,000 and recorded as consulting expense.

Pursuant to the Asia Carbon Advisory Agreement, the Company issued 4,700,000 shares to Friedland LLC on January 25, 2010.  In addition, the Company paid $498,034 to Friedland LLC in connection with a private placement memorandum (PPM). This amount was netted against the proceeds from the PPM.

NOTE 10 – STOCKHOLDERS’ EQUITY

On June 26, 2008, the Company issued 100 of its $0.001 par value common stock to its sole director, Michael Segal for his past services provided to the Company. ASC 505-50 “Equity-Based Payments to Non-Employees ”, paragraph 505-50-30-6 establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the value of the equity instruments issued, whichever is more reliably measurable. The Company valued equity-based payment based upon the service received since there is no established market for Company’s equity. The estimated service value is $200 per hour. The Company valued the 100 shares issued to its sole director at $400, which was equal to two hour services received.

The 32,615,455 restricted shares of common stock issued to Karen Prudente, were presented as outstanding for all periods.

On January 25, 2010, the Board of Directors (“BOD”) approved the resolution to execute Asia Carbon Advisory Agreement with Friedland LLC. Pursuant to the agreement, the Board approved the resolution to issue 4,700,000 shares to the designees of Friedland. The 4,700,000 shares issued to Friedland LLC were valued at $50,000 and recorded in the year ended December 31, 2008.

On January 25, 2010, the BOD approved a resolution to issue 74,900 shares of common stock to its sole director, Mr. Michael Segal at the time for his services as a director of the Company. Since there is no established market for Company’s equity, the price of private placement was used as a market price to value the service. A professional service fee of $24,717 was recorded during the three months ended March 31, 2010.

On February 17, 2010, the BOD approved a resolution to issue 30,000 shares of common stock to Ms. Karen Prudente for her services to manage the trust of Hongxing shareholders. Since there is no established market for Company’s equity, the price of private placement was used as a market price to value the service. A professional service fee of $9,900 was recorded during the three months ended March 31, 2010.

On February 10, 2010, Asia Carbon issued 4,146,710 shares of common stock to twenty one individual subscribers at $0.33 per share for $1,368,417. On March 29, 2010 the Company issued 186,726 to two individual subscribers at $0.33 per share for $61,620. As of March 31, 2010, total of 4,333,436 shares were issued for $1,430,036. As of March 31, 2010, total commission paid was $634,966.

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear all risk if any of these banks become insolvent. As of March 31, 2010 and December 31, 2009, the Company’s uninsured cash balance was $1,191,731 and $2,164,950, respectively.

NOTE 12 - INCOME TAXES

The provision for income tax of $167,727 and $207,010 for the three months ended March 2010 and 2009, respectively, were related to foreign income tax incurred and or paid to the Chinese tax agent. The Company’s income tax was assessed on the base of 25% of net income.

Foreign pretax earnings approximated $674,600 and $821,700 for the three months ended March 31, 2010 and 2009, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At March 31, 2010, approximately $8,375,000 accumulated unadjusted earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $546,000 would have to be provided if such earnings were remitted currently.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of March 31, 2010 and December 31, 2009.

Reconciliation of the differences between the statutory US Federal income tax rate and the effective rate is as follows for three months ended March 31, 2010 and 2009:

	2010	2009

US statutory tax rate	34.0%	34.0%
Tax rate difference	-9.0%	-9.0%
Changes in valuation allowance	9.6%	0.2%
Effective rate	34.6%	25.2%

At March 31, 2010 and 2009, the Company had a netoperating loss carry forward of $239,500 and $51,066, respectively. A 100% valuation allowance was recorded due to the uncertainty of its redemption.

NOTE 13 – OTHER SUBSEQUENT EVENTS

On May 11, 2010, the Board of Directors approved the resolution to issue additional 360,809 shares to Friedland LLC, pursuant to the Advisory Services Agreement between the Company and Friedland dated September 8, 2008. According to the Agreement, Friedland is entitled to receive up to 10% of the Company’s shares that are outstanding, on a fully diluted basis, at the time of commencement of trading of the Company’s shares. Total shares issued to Friedland LLC were valued at $50,000 as of September 8, 2008.

During second quarter of 2010, Asia Carbon issued 4,867,772 shares of common stock to seven individual subscribers at $0.33 per share for $1,606,366. Estimated commissions and finder’s fees were 10% of proceeds.

During second quarter of 2010, Asia Carbon issued 1,666 shares of common stock to one individual subscriber at $1.50 per share for $2,500.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,164,883	$2,172,641
Accounts receivable, net of allowance of $51,382 and $36,840, as of June 30, 2010 and December 31, 2009, respectively	3,238,032	2,930,329
Inventories	1,200,655	1,272,127
Prepaid expenses	5,900	30,860
Total Current Assets	8,609,470	6,405,957

Property and Equipment, Net	11,219,017	9,985,427

Other Assets:
Xigu loan receivable	147,500	146,500
Land use rights	72,743	73,062
Total Other Assets	220,243	219,562

TOTAL ASSETS	$20,048,730	$16,610,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short term debt	$1,277,350	$1,294,190
Accounts payable and accrued liabilities	2,691,882	2,325,718
Due to shareholder	19,327	-
Total Current Liabilities	3,969,232	3,619,908

TOTAL LIABILITIES	3,988,559	3,619,908

Commitments and Contingencies

Stockholders' Equity:
Series A Convertible Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding	-	-
Blank Check Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 authorized, 50,608,077 and 36,239,494 issued and outstanding at June 30, 2010 and December 31, 2009, respectively	50,608	36,239
Additional paid-in capital	5,533,737	3,229,086
Stock to be issued	-	50,000
Statutory reserves	834,046	834,046
Retained earnings	8,439,862	7,744,666
Accumulated other comprehensive income	1,201,918	1,097,001
Total Stockholders' Equity	16,060,171	12,991,038
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,048,730	$16,610,946

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$5,855,079	$5,403,687	$11,149,952	$9,671,208
Cost of Sales	5,062,032	4,216,730	9,566,244	7,538,633
Gross Profit	793,047	1,186,957	1,583,708	2,132,575

Operating Expenses:
Depreciation	16,186	16,597	32,372	30,384
Bad debts	17,815	(17,752)	14,194	(14,672)
Selling	33,714	30,882	69,636	61,236
Professional fees	90,006	-	277,328	-
Other general and administrative	34,774	30,684	68,987	61,812
Total Operating Expenses	192,495	60,411	462,517	138,760
Income From Operations	600,552	1,126,546	1,121,191	1,993,815
Interest expense	35,055	37,027	70,699	82,568
Income Before Provision for Income Tax	565,497	1,089,519	1,050,492	1,911,247
Provision for income tax	187,569	268,786	355,296	475,796
Net Income	$377,928	$820,733	$695,196	$1,435,451

Comprehensive Income:
Net Income	$377,928	$820,733	$695,196	$1,435,451
Other comprehensive income (loss)	105,508	(18,130)	104,917	(18,130)
Comprehensive Income	$483,436	$802,603	$800,113	$1,417,321

Net Income Per Share - Basic and Diluted	$0.01	$0.02	$0.01	$0.03
Weighted Average Shares Outstanding - Basic and Diluted	49,056,223	41,300,303	46,382,104	41,300,303

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE, 2010 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2009 and 2008

	Preferred Stock		Common Stock		Stock to be	Additional Paid-In	Statutory	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Issued	Capital	Reserves	Earnings	Income	Total
Balance - December 31, 2007	-	$-	36,239,394	$36,239	$-	$348,061	$332,474	$6,300,793	$504,224	$7,521,791
Capital contribution	-	-	-	-	-	2,932,000	-	-	-	2,932,000
Allocation of statutory reserves	-	-	-	-	-	-	240,494	(240,494)	-	-
Net income for the year	-	-	-	-	-	-	-	2,574,910	-	2,574,910
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	568,424	568,424
Balance - December 31, 2008	-	-	36,239,394	36,239	-	3,280,061	572,968	8,635,209	1,072,648	13,597,125
Dividends paid	-	-	-	-	-	-	-	(3,615,313)	-	(3,615,313)
Effect of recapitalization	-	-	100	-	50,000	(50,975)	-	-	-	(975)
Allocation of statutory reserves	-	-	-	-	-	-	261,078	(261,078)	-	-
Net income for the year	-	-	-	-	-	-	-	2,985,848	-	2,985,848
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	24,353	24,353
Balance - December 31, 2009	-	-	36,239,494	36,239	50,000	3,229,086	834,046	7,744,666	1,097,001	12,991,038
Private placement shares issued	-	-	9,202,874	9,203	-	3,029,700	-	-	-	3,038,903
Commission for private placement	-	-	-	-	-	(804,500)	-	-	-	(804,500)
Common stock issued	-	-	5,060,809	5,061	(50,000)	44,939	-	-	-	-
Common stock issued for services	-	-	104,900	105	-	34,512	-	-	-	34,617
Net income for the six months ended June 30, 2010	-	-	-	-	-	-	-	695,196	-	695,196
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	104,917	104,917
Balance - June 30, 2010 (Unaudited)	-	$-	$50,608,077	$50,608	$-	$5,533,737	$834,046	$8,439,862	$1,201,918	$16,060,171

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)

	2010	2009
Cash Flows from Operating Activities:
Net Income	$695,196	$1,435,451
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Bad debt expense	14,194	(14,672)
Depreciation	248,871	243,944
Amortization of land use rights	812	901
Common stock issued for services	34,617	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(322,245)	296,522
Decrease in inventories	71,472	50,354
Decrease (increase) in prepaid expenses	24,960	(16,457)
Increase in accounts payable and accrued expenses	366,164	1,291,277
Net Cash Provided by Operating Activities	1,134,041	3,287,320

Cash Flows from Investing Activities:
Capital expenditures	(1,416,000)	(944,780)
Cash acquired from recapitalization	-	125
Net Cash Used in Investing Activities	(1,416,000)	(944,655)

Cash Flows from Financing Activities
Repayment of short term debt	-	(151,670)
Cash advance from shareholder	19,327	-
Dividends paid	-	(3,615,313)
Proceeds from private placement	3,038,903	-
Commission paid for private placement	(804,500)	-
Net Cash Provided by (Used in) Financing Activities	2,253,730	(3,766,983)

Effect of Exchange Rate Changes on Cash	20,471	18,564
Net Increase (Decrease) in Cash and Cash Equivalents	1,992,242	(1,405,754)
Cash and Cash Equivalents - Beginning of the Period	2,172,641	1,898,957

Cash and Cash Equivalents - End of the Period	$4,164,883	$493,203

Supplemental Cash Flow Information:
Interest Paid	$71,163	$82,717
Income taxes	$475,671	$249,022

Non Cash Transaction:
Common stock issued for services	$34,617	$-
Cash from operating and financing activities excludes the effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

ASIA CARBON INDUSTRIES INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010 and 2009
(Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organizations

Asia Carbon Industries, Inc. (“Asia Carbon” or “Company”) was incorporated June 23, 2008 under the laws of the State of Maryland.  The Company is a holding Company to develop business opportunities in the People’s Republic of China (“PRC”).

On November 10, 2008, Asia Carbon formed a wholly-owned subsidiary, Jin zheng Li-Te-Wei-Si Carbon (Taiyuan) Inc. (“Liteweisi”) under the laws of China in Taiyuan, China. Liteweisi is a management company to manage operations in China.

Taiyuan Hongxing Carbon Black Ltd. Company (“Hongxing”) was incorporated December 4, 2003 under the laws of the PRC. Hongxing is located at Qingxu county, Taiyuan, Shanxi province of China. Hongxing had two shareholders with registered capital of $384,300. Hongxing’s registered capital totaled $3,316,300 after one shareholder contributed $2,932,000 to Hongxing in 2008.

On December 29, 2009, Asia Carbon had, through its wholly owned subsidiary, Liteweisi, entered into a Entrusted Management Agreement, Exclusive Option Agreement, Exclusive Purchase Agreement, Pledge of Equity Agreement and Shareholders’ Voting Proxy Agreement (collectively, the “VIE Agreements”) with Hongxing and shareholders of Hongxing, Guoyun Yao and Chunde Meng (“Hongxing Shareholders”). The effect of the VIE Agreements is to cede control of management and economic benefits of Hongxing to Liteweisi.  Asia Carbon issued 32,615,455 restricted shares of its common stock, par value $0.001, to Karen Prudente, nominee and trustee for the Hongxing Shareholders for Hongxing and the Hongxing Shareholders entering into the VIE Agreements with Liteweisi.

For accounting purposes, the transaction was accounted for in a manner similar to a reverse merger or recapitalization, since the stockholders of Hongxing owned a majority of Asia Carbon’s common stock immediately following the transaction. Consequently, the assets and liabilities and historical operations reflected in the consolidated financial statements prior to the transaction are those of Hongxing and are recorded at the historical cost of Hongxing, and the consolidated financial statements after completion of the transaction include the assets and liabilities of Asia Carbon, Liteweisi, and Hongxing (collectively, the “Company”), historical operations of Hongxing, and operations of Asia Carbon and Liteweisi from the date of the transaction. The 32,615,455 restricted shares of common stock issued to Karen Prudente were presented as outstanding for all periods.

Asia Carbon, through its operating company in China, manufactures three carbon black products N220, N330 and N660 under the brand name “Great Double Star”. Most of the Company’s products are used by the domestic tire industry.

Base of Presentation

The accompanying condensed consolidated financial statements were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation

The condensed consolidated financial statements include the accounts of the Asia Carbon and its subsidiaries. All significant inter-company transactions were eliminated in consolidation. Liteweisi had no activity from November 10, 2008 to December 31, 2009.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, prepaid expenses, short term debt, accounts payable and accrued liabilities, and customer advance.  The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to their short term maturity or by comparison to other instruments with similar terms.

Foreign Currency Translation

The functional currency of Hongxing and Litweisi is the Chinese Renminbi (“RMB”).  The reporting currency of the Company is the United States dollar (“US dollar”).

The assets and liabilities of Hongxing and Litweisi are translated into US dollars at period-end exchange rates ($0.14750 and $0.14640 at June 30, 2010 and December 31, 2009, respectively).  The revenues and expenses are translated into US dollars at average exchange rates of the periods.  Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.  There is no material foreign currency transaction gain or loss for three and six months ended June 30, 2010 and 2009.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to the Company’s location and in proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The Company writes down inventories to market value if below cost. The Company also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

Long Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Accounting Standards Codification (ASC) 360-10-15 “Impairment or Disposal of Long-Lived Assets” which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Revenue Recognition

We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables.  The credit risk is controlled through credit approvals, limits and monitoring procedures.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors.  Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted.  The Company does not routinely permit customers to return products and historically, customer returns have been immaterial. The Company will replace customer with similar products if they are not satisfied with the quality of our products. Freight in costs are included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred. There were no material adverting costs for three and six months ended June 30, 2010 and 2009.

Research and Development

In accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”) (formerly, SFAS No. 2, “Accounting For Research and Development Costs”), the Company expenses all research and development costs as incurred. There were no material research and development cost for three and six months ended June 30, 2010 and 2009.

Segment Information

ASC 280-10 (formerly, SFAS No. 131), “Disclosure About Segments of and Enterprise and Related Information”, requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Statement of Cash Flows

In accordance ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in ASC 740-10, (formerly, SFAS No. 109, “Accounting For Income Taxes”), the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.  A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Adopted Accounting Standards

In February 2010, the Company adopted an amendment to previously adopted accounting guidance on subsequent events disclosure, which established standards of accounting for and disclosure of events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Under the amended guidance, the Company is no longer required to disclose the date through which subsequent events have been evaluated. The adoption of this requirement did not have a material impact on the Company’s financial condition or results of operations.

Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board issued guidance which expands the required disclosures about fair value measurements. This guidance requires disclosures about transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). This guidance is effective for the Company as of January 1, 2011. The adoption of this guidance will not have a material impact on the Company’s financial condition or results of operations.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s consolidated financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 3 – INTERIM FINANCIAL STATEMENTS

The unaudited condensed consolidated financial statements as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 were prepared in accordance with US GAAP for interim financial information and with Securities and Exchange Commission (“SEC”) instructions to Form 10-Q. In the opinion of management, the unaudited condensed consolidated financial statements were prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2010 and the results of operations and cash flows for the three and six months ended June 30, 2010 and 2009. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the three and six month period ended June 30, 2010 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2010. The balance sheet at December 31, 2009 was derived from the audited consolidated financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP was condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2009 included in our Form S-1.

NOTE 4 - INVENTORIES

Inventories consist of the following at June 30, 2010 and December 31, 2009:

	2010	2009
	(Unaudited)
Raw materials	$990,818	$993,680
Packing and other materials	46,408	53,753
Finished products	235,464	224,694
Allowance for obsolete inventory	(72,034)	-
	$1,200,656	$1,272,127

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows at June 30, 2010 and December 31, 2009:

	Estimated
	Useful Lives	2010	2009
		(Unaudited)
Plant	20	$2,510,350	$2,493,331
Machinary and equipment	10	3,988,992	3,961,948
Transportation equipment	5	108,206	107,472
Other machinary and equipment	5	53,820	53,456
Production line construction in progress	0	6,771,147	5,318,841
		13,432,515	11,935,048
Less: Accumulated Depreciation		2,213,498	1,949,621
		$11,219,017	$9,985,427

Depreciation expense was $248,871 and $243,944 for the six months ended June 30, 2010 and 2009 respectively, and $124,435 and $121,972 for the three months ended June 30, 2010 and 2009, respectively. Depreciation expense included in the cost of goods sold was $216,499 and 213,560 for the six months ended June 30, 2010 and 2009, respectively, and $108,250 and $91,588 for the three months ended June 30, 2010 and 2009 respectively.

The Company retired the entire fourth dry method production line in July 2008. The net assets that were not being used in production totaled $2,193,000 and thus the Company stopped depreciation for these assets in July 2008. The retired equipment parts and auxiliary facilities are segregated from other production lines currently being used in production.

The fourth dry method production line was built in 2007. Most of the equipment and parts are in good condition and approximately 20% of them will be used in the Company’s new wet method production line. The Company has two options relating to the remainder of the equipment and parts. One is to use them as replacement parts for the older production lines and the other option is to sell the equipment and parts in the used market place. The replacement cost for the equipment, parts and auxiliary facilities is higher than the original cost due to increased steel and labor prices. The Company estimated that retired assets would be sold at its net carrying book value. The Company believes that net carrying value of these temporary retired assets is fully recoverable. The Company will assess the impairment of fixed assets on a periodical basis. When the Company determines that part or all of carrying value of assets is not recoverable, an impairment loss will be recognized for the difference between fair market value and carrying value of the assets. The Company will sell those assets which are not usable and record related gain or loss at the time of disposal.

The Company has one new production line under construction. It is expected to be completed by the third quarter of 2010 for approximately $530,000 additional investment.

NOTE 6 – SHAREHOLDER LOANS RECEIVABLE

During the first quarter of 2010, the Company loaned RMB 16,226,224 ($2,377,142) and RMB 1,630,386 ($238,851) to two of the Company’s significant shareholders. Shareholder loans receivable of $2,615,993 as of March 31, 2010 are interest free and due on demand. On June 23, 2010, the Company received payment of RMB 16,226,224 ($2,377,142) and 1,630,386 ($238,851) from the aforementioned shareholders, respectively.

NOTE 7 – XIGU LOAN RECEIVABLE AND LAND USE RIGHTS

On December 29, 2005, the Company lent RMB 554,130 ($81,180) to Xigu Village (“Village”).   The loan was interest free and due on December 29, 2009.  The Village failed to pay the loan as of December 31, 2008.  Pursuant to the loan agreement, once the Village was in default of the loan the Company had the right to use the outstanding amount as a prepayment to its future rent obligation for this 49 mu  parcel of land. The lease terms are for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of July, 2053. The balance due was capitalized at December 31, 2008 as land use rights and amortized over the remaining life of land use rights lease.

On October 31, 2007, the Company lent an additional RMB 1,000,000 ($146,500) to the Village. The loan is interest free and due on October 31, 2010. Pursuant to the loan agreement, similar to the above loan if the Village is unable to repay the loan when due, the Company will have the right to offset the defaulted loan balance against future rent obligations of the Company’s newly leased second 49 mu parcel of land. The lease terms are for a yearly payment of RMB 10,000 ($1,475) through the lease maturity of June 2056, the loan balance due will be capitalized as land use rights and amortized over the remaining life of land use rights lease.

As of June 30, 2010 and December 31, 2009, land use rights were as follows:

	2010	2009
	(Unaudited)
Cost	$81,235	$81,235
Less: accumulated amortization	(8,799)	(7,987)
Accumulated foreign exchange adjustment	307	(186)
Land use rights, net	$72,743	$73,062

Amortization of land use rights was recorded as rent expenses. For six months ended June 30, 2010 and 2009, rent expense is $812 and $901, respectively.

The estimated annual amortization of land use rights for the next five years and thereafter is as follows as of June 30, 2010, by years:

2011	$1,691
2012	1,691
2013	1,691
2014	1,691
2015	1,691
Thereafter	64,288
Total	$72,743
The land lease commitment for the Company at June 30, 2010 is as follows:

2011	$1,475
2012	1,475
2013	1,475
2014	1,475
2015	1,475
Thereafter	60,475
Total	$67,850

NOTE 8 – SHORT TERM DEBT

Short term debt at June 30, 2010 and December 31, 2009 consists of the following:

	2010	2009
	(Unaudited)
To Xigu Credit Union
Interest at 11.68% per annum, payable March 20, 2010	$-	$471,730
Interest at 11.68% per annum, payable March 20, 2011	474,950	-
To Chengguan Credit Union
Interest at 11.68% per annum, payable March 20, 2010	-	796,960
Interest at 11.68% per annum, payable March 20, 2011	802,400	-
To Friedland LLC
Interest free, payable on demand	-	25,500
Total Short Term Debt	$1,277,350	$1,294,190

The short term debts are renewable every year based on the past credit of the Company. Interest expense is paid quarterly. There are no other terms or loan covenants relating to these short term loans.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Country Risk

As the Company's principal operations are conducted in the PRC, the Company is subject to considerations and risks not typically associated with companies in North America and Western Europe. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in the PRC. The Company's results of operations may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company's transactions in the PRC are denominated in Chinese Yuan Renminbi (RMB), which must be converted into other currencies before remittance out of the PRC. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require approval of the PRC government.

Lack of Insurance

The Company currently has no insurance for its office facilities and operations and  cannot be certain  it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Corporate Finance Advisory Services Agreements

On September 8, 2008, Asia Carbon entered a Corporate Finance Advisory Services Agreement (the “Asia Carbon Advisory Agreement”) with Friedland Corporate Investor Services LLC (“Friedland LLC”).  The agreement provided Friedland LLC would provide certain corporate finance advisory services to Asia Carbon designed to form a Wholly Owned Foreign Enterprise (“WOFE”) in China and to result in Asia Carbon’s shares becoming publicly-traded in the United States.  As consideration for these services, Asia Carbon agreed to pay Friedland no less than 10% of the Company shares outstanding on a fully diluted basis at the time of commencement of trading of the Company’s shares. These services were provided during 2008 and were valued at $50,000 and recorded as consulting expense.

Pursuant to the Asia Carbon Advisory Agreement, the Company issued 5,060,809 shares to Friedland LLC.  In addition, the Company paid $498,034 to Friedland LLC in connection with a private placement memorandum (PPM). This amount was netted against the proceeds from the PPM.

NOTE 10 – STOCKHOLDERS’ EQUITY

On June 26, 2008, the Company issued 100 shares of its $0.001 par value common stock to its sole director, Michael Segal for his past services  to the Company. ASC 505-50 “Equity-Based Payments to Non-Employees ”, paragraph 505-50-30-6 establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the value of the equity instruments issued, whichever is more reliably measurable. The Company valued equity-based payment based upon the service received since there is no established market for Company’s equity. The estimated service value is $200 per hour. The Company valued the 100 shares issued to its sole director at $400, which was equal to two hour services received.

On January 25, 2010, the Board of Directors (“BOD”) approved the resolution to execute the Asia Carbon Advisory Agreement with Friedland LLC. Pursuant to the agreement, the Board agreed to issue 4,700,000 shares to the designees of Friedland. The 4,700,000 shares issued to Friedland LLC were valued at $50,000 and recorded in 2008.

On January 25, 2010, the BOD approved a resolution to issue 74,900 shares of common stock to its sole director, Mr. Michael Segal at the time for his services as a director of the Company. Since there was no established market for the Company’s equity, the price of private placement was used as a market price to value the service. A professional service fee of $24,717 was recorded during the three months ended March 31, 2010.

On February 17, 2010, the BOD approved a resolution to issue 30,000 shares of common stock to Ms. Karen Prudente for her services to manage the trust of Hongxing shareholders. Since there is no established market for Company’s equity, the price of private placement was used as a market price to value the service. A fee of $9,900 was recorded during the three months ended March 31, 2010.

On February 10, 2010, Asia Carbon issued 4,146,710 shares of common stock to twenty one individual subscribers at $0.33 per share for $1,368,417. On March 29, 2010 the Company issued 186,726 to two individual subscribers at $0.33 per share for $61,620. As of March 31, 2010, total commission paid was $634,966.

On April 30, 2010, Asia Carbon issued 4,867,772 shares of common stock to seven individual subscribers at $0.33 per share for $1,606,366. Total commissions and finder’s fees were $169,534.

On May 3, 2010, Asia Carbon issued 1,666 shares of common stock to one individual subscriber at $1.50 per share for $2,500.

On May 11, 2010, the BOD approved the resolution to issue additional 360,809 shares to Friedland LLC, pursuant to the Advisory Services Agreement between the Company and Friedland dated September 8, 2008.

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear all risk if any of these banks become insolvent. As of June 30, 2010 and December 31, 2009, the Company’s uninsured cash balance was $3,934,070 and $2,164,950, respectively.

NOTE 12 - INCOME TAXES

The provision for income tax of $355,296 and $475,796 for the six months ended June 30, 2010 and 2009, respectively, were related to foreign income tax incurred and or paid to the Chinese tax agent. The Company’s income tax was assessed on the base of 25% of net income.

Foreign pretax earnings were $1,289,775 and $1,911,219 for the six months ended June 30, 2010 and 2009, respectively. Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At June 30, 2010, approximately $9,512,000 of accumulated unadjusted earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $856,000 would have to be provided if such earnings were remitted currently.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of June 30, 2010 and December 31, 2009.

Reconciliation of the differences between the statutory US Federal income tax rate and the effective rate is as follows for three and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
US statutory tax rate	34.0%	34.0%	34.0%	34.0%
Tax rate difference	-9.0%	-9.0%	-9.0%	-9.0%
Changes in valuation allowance	8.2%	-0.3%	9.6%	0.2%
Effective rate	33.2%	24.7%	34.6%	25.2%

At June 30, 2010 and 2009, the Company had net operating loss carry forwards of $289,178 and $51,376, respectively. A 100% valuation allowance was recorded due to the uncertainty of its redemption.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

ASIA CARBON INDUSTRIES, INC.

9,802,884 Shares
Common Stock
___________________

PROSPECTUS
____________________

October 25, 2010

Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.